UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

PREMIERWEST BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, no par value per share, of PremierWest Bancorp (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies: 10,034,741 shares of Common Stock and 250 shares of restricted stock

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of (A) 10,034,741 shares of Common Stock (the number of issued and outstanding shares of Common Stock as of December 9, 2012), plus (B) 250 shares of restricted stock that will vest upon completion of the proposed transaction, multiplied by $1.65. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001364 by the sum reflected in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $16,557,735.15

	(5)	Total fee paid:
$2,258.48

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PREMIERWEST BANCORP

503 Airport Road

Medford, Oregon 97504

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of PremierWest Bancorp (“PremierWest”) to be held on [            ], [            ], 2013, at [            ], Pacific time, at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, 97504.

At the special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. (“Starbuck”) and Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck (“Pearl Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the merger agreement, PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of PremierWest common stock will be converted into the right to receive $1.65 in cash, without interest, subject to deduction for any required withholding tax. In addition, Starbuck will purchase, immediately prior to and contingent upon the occurrence of the closing of the merger, and subsequently cancel, the PremierWest preferred stock and warrant issued to the U.S. Department of the Treasury (“Treasury”) under the Capital Purchase Program for $41.4 million in cash, which cash amount equals the liquidation preference of the preferred stock, excluding approximately $6.6 million of accrued and unpaid dividends that will be forfeited upon cancellation of the preferred stock. Treasury agreed to sell its PremierWest preferred stock and warrant for such consideration subject to the terms and conditions of a Stock Purchase Agreement, dated December 11, 2012 (the “SPA”). Starbuck also will pay-off or assume PremierWest’s obligations under its $30.9 million of junior subordinated debentures issued in connection with its trust preferred securities (“TruPS”).

Upon completion of the merger, shares of PremierWest common stock will no longer be listed on any stock exchange or quotation system, and you will cease to be a shareholder of PremierWest.

Certain of PremierWest’s directors have agreed to vote their aggregate of 1,073,470 shares of PremierWest common stock (which constitutes approximately 11% of PremierWest’s outstanding shares of common stock), “FOR” approval of the merger agreement. Director Georges C. St. Laurent, Jr. did not execute a voting agreement in connection with the merger agreement, and has informed PremierWest in writing that he intends to vote his 987,833 shares of PremierWest common stock, representing 9.8% of PremierWest’s outstanding shares of common stock, against approval of the merger agreement.

Your vote is important. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote at the special meeting, failing to vote or abstaining from voting, either in person or by proxy, will have the same effect as a vote against the merger proposal. Whether or not you plan to attend the special meeting in person, please take the time to vote by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided, or submit your proxy by telephone or over the Internet by following the instructions on the proxy card. If you sign and deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

The Board of Directors of PremierWest has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that these transactions are in the best interests of PremierWest and its shareholders.

The Board of Directors of PremierWest recommends that you vote “FOR” approval of the merger agreement.

PremierWest shareholders as of the close of business on [            ], 2012, and those who hold a valid proxy for the special meeting, are entitled to attend the PremierWest special meeting. PremierWest shareholders should be prepared to present the admission ticket included with their proxy card and photo identification for admittance. In addition, names of record holders will be verified against the list of record holders as of the record date prior to a record holder being admitted to the special meeting. PremierWest shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership as of the record date, such as the most recent account statement dated on or prior to [            ], 2012, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

The accompanying proxy statement contains a more complete description of the special meeting and the terms of the merger. We urge you to carefully review the entire proxy statement and the documents included with the proxy statement.

We look forward to seeing you at the special meeting, and we appreciate your continued loyalty and support.

Sincerely yours,

James M. Ford
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement, dated [            ], 20[    ], is first being mailed to shareholders of PremierWest on or about [            ], 20[    ].

PREMIERWEST BANCORP

503 Airport Road

Medford, Oregon 97504

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [            ], 2013

TO THE SHAREHOLDERS OF PREMIERWEST BANCORP:

Notice is hereby given that a special meeting of shareholders of PremierWest Bancorp (“PremierWest”) will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, 97504, on [            ], [            ], 2013, at [            ], Pacific time, for the following purposes:

(1)              To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. (“Starbuck”), and Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck (“Pearl Merger Sub”), pursuant to which PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity.

(2)              To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

(3)              To approve the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

These proposals are described in detail in the accompanying proxy statement. At the special meeting, we may transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

PremierWest has fixed the close of business on [            ], 2012 as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Under Oregon law, PremierWest shareholders do not have the right to dissent from the merger.

The Board of Directors of PremierWest recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of PremierWest common stock outstanding as of the record date at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope or submit your proxy by telephone or over the Internet by following instructions on the proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” (1) approval of the merger agreement, (2) approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Please do not send any share certificates to PremierWest at this time. If our shareholders approve the merger agreement and the merger is completed, then the paying agent will send PremierWest shareholders written instructions for exchanging their shares for the merger consideration.

BY ORDER OF THE BOARD OF DIRECTORS

James M. Ford
President and Chief Executive Officer

Medford, Oregon

[                ], 20[    ]

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the merger agreement, and the documents to which we refer you. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized. See also “Where You Can Find More Information.”

Unless stated otherwise, all references in this proxy statement to “we,” “our,” “us” and similar words refer to PremierWest Bancorp and its subsidiaries; all references to “PremierWest” are to PremierWest Bancorp; all references to “Starbuck” are to Starbuck Bancshares, Inc.; all references to “Pearl Merger Sub” are to Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck; all references to “PremierWest Bank” are to PremierWest Bank, a wholly owned subsidiary of PremierWest; all references to “AmericanWest Bank” are to AmericanWest Bank, a wholly owned subsidiary of Starbuck; and all references to the “merger agreement” are to the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck and Pearl Merger Sub, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

The Parties to the Merger (page 24)

PremierWest Bancorp. PremierWest is a registered bank holding company incorporated under the laws of the State of Oregon and the parent company of PremierWest Bank, an Oregon state-chartered commercial bank with 32 full service banking offices located in northern California and southern Oregon. PremierWest’s principal asset is all of the capital stock of PremierWest Bank. We had total consolidated assets of approximately $1.2 billion, total deposits of approximately $1.01 billion and total shareholders’ equity of approximately $81.1 million, which included $40.7 million of preferred equity and $40.3 million of common equity at September 30, 2012. PremierWest’s principal executive offices are located at 503 Airport Road, Medford, Oregon 97504 and its telephone number is (541) 618-6003.

Starbuck Bancshares, Inc. Starbuck is a registered bank holding company incorporated under the laws of the State of Minnesota and the parent company of AmericanWest Bank. Based in Spokane, Washington, AmericanWest Bank is a business-focused community bank offering commercial and small business banking, mortgage lending, treasury management products and a full line of consumer products and services. AmericanWest Bank currently operates more than 70 branches in Washington, Idaho, California and Utah. Starbuck’s principal executive offices are located at 1201 Third Ave., Suite 1580, Seattle, WA 98101, and its telephone number is (509) 232-1968.

Pearl Merger Sub Corp. Pearl Merger Sub, a wholly owned subsidiary of Starbuck, is an Oregon corporation formed solely for the purpose of effecting the merger. At the effective time of the merger, PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity. Pearl Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Pearl Merger Sub’s principal executive offices are located at 1201 Third Ave., Suite 1580, Seattle, WA 98101, and its telephone number is (509) 232-1968.

The Merger (page 24)

If PremierWest’s shareholders approve the merger agreement at the special meeting, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of all other conditions to the merger, PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity. Upon completion of the merger, each share of PremierWest common stock will be converted into the right to receive

$1.65 in cash, without interest, subject to deduction for any required withholding tax. We currently expect to complete the merger in the first half of 2013; however, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated. Immediately following the merger, PremierWest Bank will merge with and into AmericanWest Bank, with AmericanWest Bank as the surviving bank.

We have included the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

The Special Meeting (page 20)

Date, Time and Place. The special meeting will be held on [            ], [            ], 2013, starting at [            ], Pacific time, at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, 97504.

Purpose. The purpose of the special meeting is for PremierWest shareholders to consider and vote on (1) the approval of the merger agreement, (2) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) the approval of adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of PremierWest common stock at the close of business on [            ], 2012, the record date for the special meeting. You will have one vote for each share of PremierWest common stock that you owned on the record date. As of the record date, there were [10,034,741] shares of PremierWest common stock issued and outstanding and entitled to vote. A majority of PremierWest common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, upon the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of PremierWest common stock issued and outstanding as of the record date and entitled to vote at the special meeting. Because approval is based on the affirmative vote of a majority of the shares outstanding, a failure to vote, a broker non-vote or an abstention will have the same effect as a vote against this proposal.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger requires that the votes cast in person or by proxy at the special meeting in favor of the proposal exceed the votes cast opposing the proposal. An abstention, broker non-vote or failure to vote will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet and you are a registered shareholder, you must do so no later than 8:59 p.m., Pacific time, on the day prior to the date of the special meeting. If you do not return your proxy card or submit your proxy by phone or the Internet or attend the special meeting, your shares of PremierWest common stock will not be voted. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, or by using the telephone number or the Internet voting instructions printed on your proxy card.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” (1) the proposal to approve the merger agreement, (2) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, and (3) the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If your shares of PremierWest common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of PremierWest common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of PremierWest common stock in “street name,” your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your nominee with this proxy statement.

Revocability of Proxy. Any shareholder of record of PremierWest common stock may revoke his or her proxy at any time before it is voted at the special meeting by any of the following actions:

•	delivering to PremierWest’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of PremierWest common stock and bearing a later date; or

•

by submitting another proxy by telephone or on the Internet before 8:59 p.m., Pacific time, on the day prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of PremierWest common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

Attn: Tom Anderson, Corporate Secretary

Background of the Merger (page 24)

PremierWest’s Board of Directors and management have periodically considered various strategic alternatives in evaluating PremierWest’s and PremierWest Bank’s business and plans, including whether PremierWest should continue as an independent entity or combine with a larger financial institution. When the financial and market crisis began, and the economic recession developed in PremierWest Bank’s market areas, in the summer and fall of 2008, PremierWest’s Board of Directors and management discussed various strategies to improve PremierWest’s capital position and address the potential deterioration in PremierWest’s loan portfolio. Strategies discussed in 2008 and at later meetings included raising capital by issuing securities, selling existing loans and investment securities, reducing lending, reducing expenses, the divestiture of certain branch locations or the exit of certain markets and the sale/leaseback of appreciated bank properties. In addition, initially at the direction of our federal regulator, PremierWest began exploring a merger with a healthy financial institution. After exploring and pursuing each alternative, and reviewing the alternatives with financial advisors and regulators, the PremierWest Board of Directors determined that a merger with an affiliate of Starbuck pursuant to the terms of the merger agreement was in the best interests of PremierWest and its shareholders.

Reasons for the Merger (page 35)

In evaluating Starbuck’s proposal and whether to approve the merger agreement, PremierWest’s Board of Directors considered a number of factors, including, among others, the following:

•

the information presented by PremierWest’s financial advisor, D.A. Davidson & Co. (“Davidson”), and the opinion of Davidson that, as of the date of the merger agreement, the merger consideration is fair from a financial point of view to common shareholders;

•	the current condition of PremierWest and the future prospects of its business in light of the following facts and circumstances:

¡

the requirements of the Consent Order, effective April 6, 2010 (the “Consent Order”), issued by the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities (“Oregon DFCS”), and the Written Agreement, dated June 4, 2010 (“Written Agreement”), among PremierWest, the Federal Reserve Bank of San Francisco (“FRB”) and the Oregon DFCS;

¡

PremierWest Bank’s leverage ratio was 9.34% as of September 30, 2012, and PremierWest Bank is not in compliance with the 10% leverage ratio requirement set forth in the Consent Order and would need to raise additional capital or further reduce assets to achieve compliance;

¡	the majority of PremierWest Bank’s regulatory capital is from PremierWest’s TruPS and TARP preferred stock;

¡	the tangible common equity of PremierWest was 3.35% of tangible assets, as of September 30, 2012;

¡	PremierWest Bank is considered a “troubled institution” by the FDIC;

¡	the FDIC orally instructed management that PremierWest must raise significant capital or merge with a healthy financial institution;

¡

although significant progress has been made with respect to the reduction of classified assets, we continue to have elevated levels of classified assets, which were $133.0 million as of September 30, 2012;

¡

existing capital resources, and projected continued expense related to classified assets and non-performing assets, which limits management’s ability to support future growth, effectively manage problem credits, and achieve meaningful levels of profitability for common shareholders in future periods;

¡	the continued expense related to classified assets and the projected effect of the resolutions of such assets;

¡	the need to realize further cost savings;

¡

the current and prospective economic, regulatory, competitive and interest rate environment facing the financial services industry generally, and PremierWest in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as PremierWest;

¡	PremierWest has had losses per annum since 2008, and although profitable in the third quarter of 2012, had losses on a quarterly basis for the 15 quarter-end periods prior to that quarter;

¡

$18.7 million of PremierWest Bank’s Other Real Estate Owned (“OREO”), or 60% of the book value of the total OREO of PremierWest Bank, will be re-appraised in the fourth quarter of 2012, which re-appraisals PremierWest expects to result in write-downs on the OREO of between $4.0 and $4.8 million;

¡

PremierWest executive management believes that meaningful levels of future profitability are not achievable without at least $35.0 million of additional common equity from a capital offering in order to address OREO valuation impairment expenses and other expenses related to managing classified assets, or to address and implement future operational efficiencies;

¡

the scheduled increase, in February 2014, of the dividend rate on PremierWest’s shares of preferred stock from 5.00% per annum to 9.00% per annum, or approximately $2.1 million per annum to approximately $3.7 million per annum; and

¡	the expiration of the twenty-quarter deferral period, in the third quarter of 2014, related to interest payments on TruPS, and the possibility thereafter of a default on $30.9 million of the TruPS;

•

that PremierWest received a proposal from only one other potential merger partner after contacting approximately 21 entities, and that the proposal received was withdrawn after due diligence and was less attractive than the merger terms with Starbuck;

•

that PremierWest evaluated and pursued alternative scenarios which included a divestiture of branches or assets in an effort to improve the capital ratios through deleveraging, operational efficiency and profitability (PremierWest received a non-binding letter of intent from a potential buyer for certain PremierWest branches; however, PremierWest determined that this alternative would not be adequate to solve all of the issues facing PremierWest);

•

the results of management’s and Davidson’s efforts to raise capital from private equity and institutional investors, the lack of a proposal acceptable to Treasury to raise sufficient capital to address the key issues facing PremierWest Bank and that any capital raise would be significantly dilutive to shareholders;

•

the effects of the merger on PremierWest’s employees, including the prospects for employment with a strong, growing organization such as AmericanWest Bank and the severance benefits agreed to be provided by AmericanWest Bank to employees whose employment is terminated in connection with the merger; and

•	whether it was more advantageous for PremierWest to wait and see if PremierWest could establish consistent profitability that might attract a better acquisition or capital raise proposal, if any.

These factors and others are more fully discussed under the heading “The Merger—Reasons for the Merger and Recommendation of the Board of Directors of PremierWest.” After reviewing all of these factors, the PremierWest board determined that the merger is in the best interests of PremierWest and its shareholders and recommended that PremierWest’s shareholders vote at the special meeting to approve the merger agreement.

PremierWest Obtained an Opinion that the Merger Consideration is Fair to PremierWest’s Common Shareholders from a Financial Point of View (page 39)

Davidson was retained by PremierWest to render an opinion to the PremierWest Board of Directors with respect to the fairness, from a financial point of view, of the merger consideration. Davidson rendered an opinion to the PremierWest Board of Directors that, as of October 29, 2012, the consideration to be received in the merger was fair to PremierWest’s common shareholders from a financial point of view. A copy of the opinion delivered by Davidson is attached to this proxy statement as Appendix B. PremierWest’s shareholders should read the opinion completely to understand the assumptions made, matters considered, limitations and qualifications of the review undertaken by Davidson in providing its opinion.

Regulatory Approvals (page 54)

Starbuck and PremierWest have agreed to seek to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FRB, the FDIC, the Oregon DFCS and the Washington Department of Financial Institutions (“Washington DFI”), each as described under “The Merger—Regulatory Approvals”. The merger cannot proceed in the absence of these regulatory approvals. Although the parties expect to obtain the required regulatory approvals, there can be no assurance as to if or when these regulatory approvals will be obtained, or the terms and conditions on which the approvals may be granted.

Recommendation of PremierWest’s Board of Directors (page 35)

PremierWest’s Board of Directors believes that the merger is in the best interests of PremierWest and its shareholders and recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Merger Financing (page 56)

Starbuck’s obligation to complete the merger is not subject to a financing condition. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be $58.0 million, which includes (i) approximately $41.4 million to purchase and subsequently cancel the preferred stock and warrant issued by PremierWest to the Treasury, which cash amount equals the liquidation preference of the preferred stock, excluding approximately $6.6 million of accrued and unpaid dividends that will be forfeited upon cancellation of the preferred stock, and (ii) $16.6 million to pay PremierWest’s common shareholders the amounts due to them under the merger agreement at the closing of the merger.

Effect of the Merger on Options and Restricted Stock (page 64)

PremierWest Stock Options. At the effective time of the merger, each option to purchase shares granted by PremierWest under its stock incentive plans, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger, will terminate and the holder of such option will not be entitled to any consideration in connection with such termination. All of PremierWest’s outstanding stock options are underwater and are expected to be unexercised and cancelled upon closing of the merger.

Restricted Stock. As of [                ], 2012, there were 750 shares of PremierWest restricted stock outstanding. At the effective time of the merger, 500 shares of the PremierWest restricted stock outstanding will be cancelled with no consideration paid for such shares, and the remaining restricted stock outstanding will by virtue of the merger fully vest and be treated as an outstanding share of PremierWest common stock under the merger agreement entitled to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

In general, the merger will be a taxable transaction for U.S. holders of PremierWest common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Holders are strongly encouraged to consult their tax advisors regarding the tax consequences of the merger to them. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Interest of PremierWest Directors and Executive Officers in the Merger (page 50)

PremierWest shareholders should be aware that some of PremierWest’s directors and executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of PremierWest shareholders generally. These interests and arrangements may create potential conflicts of interest. PremierWest’s Board of Directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending that PremierWest’s shareholders vote to approve the merger agreement.

Executive officers and directors of PremierWest have rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the merger. Also, PremierWest is party to employment agreements and supplemental executive retirement plan agreements with certain executive officers. These agreements provide for the triggering of payments and benefits in the event of termination without cause or termination for good reason, as well as upon certain termination events after a change in control. However, at the request of Starbuck in order to comply with the SPA, named or certain executive officers waived benefits under such agreements directly related to a change in control. For a more complete description of these and any other interests, see the sections entitled “The Merger—Interest of PremierWest Directors and Executive Officers in the Merger.”

Security Ownership of Certain Beneficial Owners and Management (page 66)

As of [                ], 2012, the record date for the special meeting, the directors and executive officers of PremierWest, together with their affiliates, beneficially owned in the aggregate approximately [2,148,891] shares of PremierWest’s outstanding common stock entitled to vote at the special meeting or approximately [21.41]% of PremierWest’s outstanding common stock. Certain of PremierWest’s directors have agreed to vote an aggregate of 1,073,470 shares of PremierWest common stock (which constitutes approximately 11% of PremierWest’s outstanding shares of common stock), in favor of the merger agreement. Director Georges St. Laurent did not execute a voting agreement in connection with the merger agreement, and has informed PremierWest in writing that he intends to vote his 987,833 shares of PremierWest common stock, representing 9.84% of PremierWest’s outstanding shares of common stock, against approval of the merger agreement.

Dissenters’ Rights (page 22)

Under Oregon law, PremierWest shareholders do not have the right to dissent from the merger.

Conditions to the Merger (page 60)

A number of conditions must be met for the parties to complete the merger. Except as otherwise required by law, any of these conditions may be waived by the party for whose benefit the condition exists. Conditions to the merger include, among others:

•	receipt of the approval of PremierWest shareholders;

•	receipt of all necessary regulatory approvals;

•	absence of an injunction or law prohibiting the transaction;

•

the parties’ representations and warranties being true and correct as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards in the merger agreement; and

•	the parties being in material compliance with all covenants.

In addition, Starbuck’s obligations are subject to the satisfaction or waiver of the following conditions, among others:

•	no governmental entity will have taken any action, nor will any law have been enacted, which imposes any restriction on Starbuck or its affiliates that is materially and unreasonably burdensome;

•	absence of a material adverse effect on PremierWest;

•	no litigation related to the merger, except as would not have a material adverse effect;

•	completion of the purchase by Starbuck from Treasury of the PremierWest preferred stock and warrant previously issued to Treasury and the subsequent cancellation of such securities by PremierWest; and

•

PremierWest’s consolidated common stockholders’ equity less goodwill and other intangibles as of the effective time of the merger will be equal to or greater than $30 million, and PremierWest Bank’s allowance for loan and lease losses as of the merger will be equal to or greater than $16 million.

No Solicitation (page 59)

So long as the merger agreement is in effect, PremierWest shall not, and shall not permit or authorize any of its subsidiaries or any director, officer, employee, investment banker or other representative of PremierWest to:

•

solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal; or

•	resolve, propose or agree to do any of the foregoing.

However, if at any time prior to obtaining the requisite shareholder approval:

•	PremierWest receives a written Acquisition Proposal that the PremierWest board believes in good faith to be bona fide;

•	such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions set forth in the merger agreement;

•	the PremierWest board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal; and

•	the PremierWest board determines in good faith after consulting with outside counsel that the failure to take the actions referred to directly below would be inconsistent with its fiduciary duties;

then PremierWest may (x) furnish information with respect to PremierWest and its subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

The terms “Acquisition Proposal” and “Superior Proposal” are described in “The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement and Termination Fee (page 62)

The merger agreement may be terminated and the merger abandoned upon mutual consent or at any time prior to the effective date by either Starbuck or PremierWest if:

•

the merger is not consummated on or before seven months after the date of the merger agreement, or by May 29, 2013 (the “Outside Date”), except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or comply in all material respects with the covenants and agreements of that party set forth in the merger agreement and of which shall have been the direct cause, or resulted directly in, the failure of the merger to be consummated by the Outside Date;

•

any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

•	PremierWest’s shareholders do not approve the merger agreement.

In the event that (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to PremierWest’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of PremierWest or the PremierWest board or any committee thereof, (B) the merger agreement is thereafter terminated by PremierWest or Starbuck pursuant to the first or third bullet point in the paragraph above, and (C) within 12 months after the date of such termination, PremierWest enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, publicly disclosed or communicated prior to termination (provided that for purposes of clause (C), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”), then PremierWest will be obligated to pay Starbuck a $1 million termination fee.

Starbuck may terminate the merger agreement if Starbuck or any of its affiliates receives written notice from or is otherwise advised by a governmental authority that it will not grant (or intends to rescind or revoke if previously approved) a required regulatory approval for the merger, or receives written notice from or is otherwise advised by a governmental authority that it will not grant such required regulatory approval for the merger without imposing a restriction, requirement or condition having an effect that is materially and unreasonably burdensome.

Starbuck may also terminate the merger agreement, in which case PremierWest will be obligated to pay Starbuck a $1 million termination fee, if:

•

PremierWest breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of Section 5.2 or 5.3(b) of the merger agreement), or if any representation or warranty of PremierWest becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the merger agreement would result in the failure of any of the conditions to the obligations of both parties set forth in Section 6.1 or to the obligations of Starbuck set forth in Section 6.2 of the merger agreement, and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to PremierWest of such breach or failure; provided that Starbuck shall not have the right to terminate the merger agreement pursuant to the foregoing if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

•

(A) PremierWest submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation, (B) PremierWest or the PremierWest board (or any committee thereof) shall approve or recommend, or cause or permit PremierWest to enter into, an alternative acquisition agreement relating to an Acquisition Proposal as those terms are defined in the merger agreement, (C) PremierWest shall have breached any of its obligations under Section 5.2 or 5.3(b) of the merger agreement, or (D) PremierWest or the PremierWest board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

PremierWest may terminate the merger agreement, in which case PremierWest will be obligated to pay Starbuck a $2.5 million termination fee, if at any time prior to the requisite PremierWest shareholder approval, (A) PremierWest is not in breach of the non-solicitation provision or in material breach of any other provision in the merger agreement, (B) the PremierWest board determines in good faith after consulting with outside counsel and independent financial advisors that an unsolicited Acquisition Proposal constitutes a Superior Proposal, (C) the PremierWest board determines in good faith after consulting with outside counsel that the failure to terminate the merger agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties to the shareholders of PremierWest, and (D) concurrently with the termination, PremierWest enters into a binding definitive agreement with respect to the Superior Proposal. The foregoing termination right is subject to certain “matching rights” of Starbuck.

PremierWest may also terminate the merger agreement, in which case Starbuck will be obligated to pay PremierWest a $1 million termination fee, if Starbuck or Pearl Merger Sub breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Starbuck or Pearl Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the merger agreement would result in the failure of any of the conditions to the obligations of both parties set forth in Section 6.1 or to the obligations of PremierWest set forth in Section 6.3 of the merger agreement, and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to Starbuck of such breach or failure; provided that PremierWest shall not have the right to terminate the merger agreement pursuant to the foregoing if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Amendments and Waivers (page 64)

The merger agreement may be amended in writing by the parties at any time prior to the effective time of the merger, or any party may waive in writing any of the terms of the merger agreement, except that after the requisite shareholder approval has been obtained no amendment or waiver may be made that would require further shareholder approval.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that PremierWest shareholders may have regarding the merger and the special meeting and brief answers to those questions. You are encouraged to read carefully this entire proxy statement, including the Appendices, and the other documents to which this proxy statement refers or incorporates by reference, because the information in this section does not provide all the information that might be important to you.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this document?

A:	PremierWest, Starbuck and Pearl Merger Sub have agreed to a merger, pursuant to which PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity. To complete the merger, PremierWest shareholders must approve the merger agreement, and PremierWest is holding a special meeting of shareholders to obtain such shareholder approval.

This document is the proxy statement by which the PremierWest Board of Directors is soliciting proxies from you to vote on the approval of the merger agreement, as it may be amended from time to time, at the special meeting or at any adjournment of the special meeting.

Q:	What will happen in the merger?

A:	In the merger, PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity, and PremierWest’s separate existence will cease. Immediately following the merger, PremierWest Bank will merge with and into AmericanWest Bank, with AmericanWest Bank as the surviving bank, and PremierWest Bank’s separate existence will cease.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, each share of PremierWest common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.65 in cash, without interest, subject to deduction for any required withholding tax (the “merger consideration”). The closing sale price of our common stock as quoted on The NASDAQ Capital Market on October 26, 2012, the last trading day prior to announcement of the execution of the merger agreement, was $1.51 per share. The $1.65 per share to be paid for each share of common stock in the merger therefore represents a premium of approximately 9.27% to the closing sale price on October 26, 2012.

Q:	Who is Starbuck Bancshares, Inc.?

A:	Starbuck is a registered bank holding company incorporated under the laws of the State of Minnesota and the parent company of AmericanWest Bank. Based in Spokane, Washington, AmericanWest Bank is a business-focused community bank offering commercial and small business banking, mortgage lending, treasury management products and a full line of consumer products and services. AmericanWest Bank currently operates more than 70 branches in Washington, Idaho, California and Utah.

Q:	What are the financial terms of the transaction?

A:	According to the terms of the merger agreement, Starbuck will pay $41.4 million to purchase and subsequently cancel PremierWest’s preferred stock and warrant issued to Treasury under the TARP Capital Purchase Program, and approximately $16.6 million in cash to the holders of PremierWest’s common stock. The purchase price for PremierWest’s common stock represents $1.65 per outstanding share.

Q:	Does PremierWest’s Board of Directors recommend that shareholders approve the merger agreement?

A:	Yes. The PremierWest Board of Directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that these transactions are in the best interests of PremierWest and its shareholders. Therefore, the PremierWest Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement at the special meeting. See “The Merger—Reasons for the Merger and Recommendation of the Board of Directors of PremierWest.”

In considering the recommendation of PremierWest’s Board of Directors, PremierWest shareholders should be aware that members of the Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of shareholders. See “The Merger—Interests of PremierWest Directors and Executive Officers in the Merger.”

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, upon termination of the merger agreement we will continue to evaluate and pursue strategic alternatives but will remain subject to the Consent Order, issued by the FDIC and the Oregon DFCS, and the Written Agreement, among PremierWest, the FRB and the Oregon DFCS. We are not in compliance with the leverage ratio requirement set forth in the Consent Order, and we would need to raise additional capital or further reduce assets to achieve compliance. As more fully described in “The Merger—Background of the Merger,” management and Davidson have engaged in efforts to raise capital, and were unable to secure a proposal acceptable to Treasury to raise sufficient capital to address the key issues facing PremierWest Bank. In addition, any capital raise would be expected to be significantly dilutive to existing shareholders. If we are unable to gain compliance with the Consent Order, or if regulators deem as material our failure to improve our leverage ratio to the specified amount within the allotted and expired time period, then we could become subject to additional supervisory action, possibly including prompt corrective action. If our regulators were to take additional action, then we could, among other things, be required to raise additional capital or be acquired within a prescribed period of time. Even without additional regulatory action, our existing capital resources, and projected continued expense related to classified assets and non-performing assets, limit management’s ability to support future growth and to effectively manage problem credits. If we were unable to complete a significant capital raise, we would expect that we could not achieve meaningful future long term profitability and our tangible common equity would continue to decrease. See “The Merger—Background of the Merger” and “The Merger—Effects on PremierWest if the Merger is not Completed” for additional discussion regarding the effects on PremierWest if the merger is not completed, including effects related to PremierWest’s preferred stock and TruPS.

Q:	Will the proceeds I receive for my shares in the merger be taxable to me?

A:

In general, the merger will be a taxable transaction for “U.S. holders” (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of PremierWest common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Please review carefully the information under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a

description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What if I have PremierWest stock options or restricted stock?

A:	At the effective time of the merger, each option to purchase shares granted by PremierWest under its stock incentive plans, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger, will terminate and the holder of such option will not be entitled to any consideration in connection with such termination. All of PremierWest’s outstanding stock options are underwater and are expected to be unexercised and cancelled upon closing of the merger.

As of [ ], 2012, there were 750 shares of PremierWest restricted stock outstanding. At the effective time of the merger, 500 shares of the PremierWest restricted stock outstanding will be cancelled with no consideration paid for such shares, and the remaining restricted stock outstanding will by virtue of the merger fully vest and be treated as an outstanding share of PremierWest common stock under the merger agreement entitled to receive the merger consideration.

Q:	When do Starbuck and PremierWest expect to complete the merger?

A:	Starbuck and PremierWest are working to complete the merger as soon as practicable. We currently expect the merger to be completed in the first half of 2013, subject to the approval of the merger agreement by PremierWest shareholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will be consummated. See “The Merger Agreement—Conditions to Completion of the Merger.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	PremierWest shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement;

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

•

to approve the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The approval by PremierWest shareholders of the proposal to approve the merger agreement is a condition to the obligations of Starbuck and PremierWest to complete the merger.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], [ ], 2013, at [ ], Pacific time, at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, 97504.

Q:	Who can vote at the special meeting?

A:

All holders of PremierWest common stock who held shares at the close of business on the record date for the special meeting ([            ], 2012) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on the record date, there were [10,034,741] shares of PremierWest common stock outstanding and entitled to vote, held by approximately [ ] holders of record. Each share of PremierWest common stock is entitled to one vote.

Q:	How can I attend the PremierWest special meeting?

A:	PremierWest shareholders as of the close of business on [ ], 2012, and those who hold a valid proxy for the special meeting, are entitled to attend the PremierWest special meeting. PremierWest shareholders should be prepared to present the admission ticket included with their proxy card and photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to a record holder being admitted to the meeting. PremierWest shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership as of the record date, such as the most recent account statement dated on or prior to [ ], 2012, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the PremierWest special meeting.

The PremierWest special meeting will begin promptly at [ ], Pacific time. Check-in will begin at [ ], Pacific time, and you should allow ample time for the check-in procedures.

Q:	What shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Approval of the Merger Agreement. Approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of PremierWest common stock issued and outstanding as of the record date and entitled to vote at the special meeting. If you abstain or fail to vote on this proposal, it will have the same effect as a vote against approval of the merger agreement.

•

Compensation in Connection with the Merger. Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger requires that the votes cast in person or by proxy at the special meeting in favor of the proposal exceed the votes cast opposing the proposal. An abstention, broker non-vote or failure to vote will have no effect on the outcome of this proposal.

•

Adjournment for Further Solicitation. Approval of the adjournment proposal requires the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:	The presence in person or by proxy of the holders of a majority of the outstanding shares of PremierWest common stock is necessary to constitute a quorum at the special meeting. If a shareholder is not present in person or represented by proxy at the special meeting, such shareholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker non-votes count as present for establishing a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:	No. If you hold shares of PremierWest common stock in an account at a bank, broker or other nominee and do not choose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of PremierWest common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of PremierWest common stock and authorizing you to vote. Brokers will NOT vote shares of PremierWest common stock held in “street name” unless you have instructed your broker how to vote.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for PremierWest to obtain the necessary quorum to hold the special meeting. In addition, if you abstain or fail to vote, that will have the same effect as a vote against the approval of the merger agreement. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval of the merger agreement without instructions from you. The PremierWest Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your PremierWest shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by PremierWest’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do I have dissenters’ rights in respect of the merger?

A:	No. Under Oregon law, PremierWest shareholders do not have the right to dissent from the merger.

Q:	How do the PremierWest insiders intend to vote their shares?

A:	Certain of PremierWest’s directors have agreed to vote their aggregate 1,073,470 shares of PremierWest common stock (which constitutes approximately 11% of PremierWest’s outstanding shares of common stock), “FOR” approval of the merger agreement. Director Georges St. Laurent did not execute a voting agreement in connection with the merger agreement, and has informed PremierWest in writing that he intends to vote his 987,833 shares of PremierWest common stock, representing 9.84% of PremierWest’s outstanding shares of common stock, against approval of the merger agreement.

Q:	Should I send in my share certificates now?

A:	No. You should not send in your share certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your PremierWest shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:	How will my proxy be voted?

A:	All shares of PremierWest common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of PremierWest common stock should be voted, the shares of PremierWest common stock represented by your proxy will be voted as the PremierWest Board of Directors recommends, and therefore “FOR” (1) approval of the merger agreement, (2) approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How will my shares of common stock held in PremierWest’s 401(k) plan be voted?

A:	Participants in the PremierWest Bancorp 401(k) Profit Sharing Plan will receive the proxy materials and the proxy card represents the voting instruction to the plan administrator, The Principal Financial Group, as to how the plan administrator should instruct the plan trustees to vote shares of PremierWest common stock held in the participant’s 401(k) plan account. The contact information for The Principal Financial Group is Attention: Dawn O’Hara, 5665 SW Meadows Road, Suite 360, Lake Oswego, OR 97035; telephone (888) 454-2272 Ext. 202, facsimile (503) 624-9729; e-mail ohara.dawn@principal.com. The instructions are confidential and will not be disclosed to PremierWest or the plan trustees. If participants properly execute the proxy card, the plan administrator will tabulate the votes in accordance with such participants’ voting instructions, and the plan administrator will instruct the 401(k) plan trustees how to vote such participants’ shares in the 401(k) plan. Shares of participants for which no voting instructions are received or for which proper voting instructions are not received will not be voted by the trustees. The trustees of the 401(k) plan are James M. Ford, Tom Anderson, Doug Biddle and Carrie Brownell.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of PremierWest common stock will be represented and voted at the special meeting.

If your shares of PremierWest common stock are held in “street name,” follow the instructions from your broker, bank or other nominee in order to have your shares voted. If you have not received such voting instructions, please contact your nominee. If your shares are held in “street name” and you would like to vote in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time before your proxy is voted by any of the following actions:

•	delivering to PremierWest’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of PremierWest common stock and bearing a later date; or

•

by submitting another proxy by telephone or on the Internet before 8:59 p.m., Pacific time, on the day prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of PremierWest common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

Attn: Tom Anderson, Corporate Secretary

Q:	Who can answer my questions?

A:	PremierWest shareholders, banks and brokers should call Georgeson, Inc., toll-free at 1-877-278-9670, to obtain additional copies of this proxy statement or proxy cards. Questions about the merger or the special meeting may be directed to any of the following PremierWest officers at (541) 618-6020: James M. Ford, President and CEO; Doug Biddle, EVP and Chief Financial Officer; and Tom Anderson, EVP and Chief Administrative Officer.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and are considered “forward-looking.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “predicts,” “potential,” “ongoing,” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including, without limitation, those relating to future actions, effects on us if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger agreement at the special meeting;

•	the merger agreement may be terminated prior to completion, which would, in some cases, require us to pay a $1.0 million or $2.5 million termination fee;

•	the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule;

•

disruptions and uncertainty, including diversion of management attention, resulting from the merger may make it more difficult for us to maintain relationships with customers, employees or suppliers, and as a result our business may suffer;

•	we have incurred and will continue to incur significant expenses related to the merger prior to its completion and the merger may involve unexpected costs or unexpected liabilities;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, and increases in regulatory capital requirements;

•	changes in accounting principles, policies and guidelines applicable to bank holding companies and banking;

•	PremierWest’s ability to comply with any requirements imposed on us and PremierWest Bank by our respective regulators, and the potential negative consequences that may result;

•	the outcome of any legal proceedings that may be instituted against PremierWest or Starbuck and others related to the merger;

•	changes in general economic business conditions;

•	ability to attract and retain deposits;

•	changes in the level of classified assets, non-performing assets and charge-offs;

•	changes in the financial performance and/or condition of borrowers;

•	inflation, interest rates, cost of funds, securities market and monetary fluctuations; and

•	changes in the competitive environment in which we operate.

See the section entitled “Where You Can Find More Information.”

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to PremierWest’s shareholders as part of the solicitation of proxies by the PremierWest Board of Directors for use at the special meeting to be held on [                ], [                ], 2013, at [                ], Pacific time, at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, 97504, or at any adjournment or postponement thereof. The purpose of the special meeting is for PremierWest shareholders to consider and vote on (1) the approval of the merger agreement, (2) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) the approval of adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. PremierWest’s shareholders must approve the merger agreement in order for the merger to occur. If PremierWest’s shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [                ], 2012 as the record date for the special meeting, and only holders of record of PremierWest common stock on the record date are entitled to vote at the special meeting. As of the record date, there were [10,034,741] shares of PremierWest common stock outstanding and entitled to vote. Each share of PremierWest common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of PremierWest common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of PremierWest common stock present in person or represented at the special meeting but not voted, including shares of PremierWest common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to approve the merger agreement and the other proposals. Consummation of the merger requires approval of the merger agreement by the affirmative vote of holders of a majority of the shares of PremierWest common stock issued and outstanding as of the record date and entitled to vote at the special meeting. An abstention, broker non-vote or failure to vote will have the same effect as a vote against approval of the merger agreement.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger requires that the votes cast in person or by proxy at the special meeting in favor of the proposal exceed the votes cast opposing the proposal. An abstention, broker non-vote or failure to vote will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Proxies and Revocation

If you are a shareholder of record of shares of PremierWest common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by PremierWest at any time prior to 8:59 p.m., Pacific time, on the day prior to the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” (1) approval of the merger agreement, (2) approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, and (3) the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of the PremierWest Board of Directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of PremierWest common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers, banks, trusts or other nominees who hold shares of PremierWest common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, trust or other nominee holds your shares of PremierWest common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Proxies received by PremierWest at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of shares of PremierWest common stock, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	by delivering to PremierWest’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of PremierWest common stock and bearing a later date; or

•

by submitting another proxy by telephone or on the Internet before 8:59 p.m., Pacific time, on the day prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of PremierWest common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

Attn: Tom Anderson, Corporate Secretary

Adjournments

Although it is not currently expected, upon the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum, the special meeting may be adjourned for the purpose of soliciting additional proxies. Upon the requisite approval by shareholders, any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 120 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by PremierWest prior to 8:59 p.m., Pacific time, on the day prior to the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies. Because a majority of the votes cast at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect as a vote against the proposal, but a failure to vote will have no effect on the outcome of this proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow PremierWest’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Dissenters’ Rights

Under Oregon law, PremierWest shareholders do not have the right to dissent from the merger.

Solicitation of Proxies

PremierWest will pay all of the costs of soliciting proxies in connection with the PremierWest special meeting. PremierWest has engaged Georgeson, Inc. as its proxy solicitation firm. Such firm will be paid its customary fee of $7,500 plus $6 per call, and out of pocket expenses. In addition, solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers and employees of PremierWest who will not be specially compensated for such solicitation. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Recommendation of the PremierWest Board of Directors

THE PREMIERWEST BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PREMIERWEST AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT, “FOR” APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO PREMIERWEST’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

PremierWest’s shareholders should note that PremierWest directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of PremierWest. See “The Merger—Interests of PremierWest Directors and Executive Officers in the Merger.”

Questions and Additional Information

If you have questions on how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, PremierWest shareholders, banks and brokers should call Georgeson, Inc. toll-free at 1-877-278-9670. Questions about the merger or the special meeting may be directed to any of the following PremierWest officers at (541) 618-6020: James M. Ford, President and CEO; Doug Biddle, EVP and Chief Financial Officer; and Tom Anderson, EVP and Chief Administrative Officer.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by PremierWest, Starbuck or any other person. The delivery of this proxy statement does not, under any circumstances, create any implication that there has been no change in the business or affairs of PremierWest or Starbuck since the date of this proxy statement.

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement as Appendix A. All shareholders are urged to read the merger agreement in its entirety.

The Parties to the Merger

PremierWest Bancorp

PremierWest Bancorp is a registered bank holding company incorporated under the laws of the State of Oregon and is the parent company of PremierWest Bank, an Oregon state-chartered commercial bank with 32 full service banking offices located in northern California and southern Oregon. PremierWest Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for real estate, commercial and consumer purposes and investments. PremierWest Bancorp’s principal asset is all of the capital stock of PremierWest Bank. PremierWest had total consolidated assets of approximately $1.2 billion, total deposits of approximately $1.01 billion, and total shareholders’ equity of approximately $81.1 million, which included $40.7 million of preferred equity and $40.3 million of common equity at September 30, 2012. PremierWest’s principal executive offices are located at 503 Airport Road, Medford, Oregon 97504 and its telephone number is (541) 618-6003.

Starbuck Bancshares, Inc.

Starbuck is a registered bank holding company incorporated under the laws of the State of Minnesota and the parent company of AmericanWest Bank. Based in Spokane, Washington, AmericanWest Bank is a business-focused community bank offering commercial and small business banking, mortgage lending, treasury management products and a full line of consumer products and services. AmericanWest Bank currently operates more than 70 branches in Washington, Idaho, California and Utah. Starbuck’s principal executive offices are located at 1201 Third Ave., Suite 1580, Seattle, WA 98101, and its telephone number is (509) 232-1968.

Pearl Merger Sub Corp.

Pearl Merger Sub, a wholly owned subsidiary of Starbuck, is an Oregon corporation formed solely for the purpose of effecting the merger. At the effective time of the merger, PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity. Pearl Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Pearl Merger Sub’s principal executive offices are located at 1201 Third Ave., Suite 1580, Seattle, WA 98101, and its telephone number is (509) 232-1968.

Background of the Merger

PremierWest’s Board of Directors and management have periodically considered and pursued various strategic alternatives in evaluating PremierWest’s and PremierWest Bank’s business and plans, including whether PremierWest should continue as an independent entity or combine with a larger financial institution. These reviews have focused on, among other things:

•	PremierWest’s and PremierWest Bank’s regulatory status;

•	banking industry trends and conditions;

•	capital markets conditions;

•	the availability of equity capital and the terms on which PremierWest could raise capital;

•	the merger and acquisition environment affecting financial institutions;

•	PremierWest’s historical and projected earnings and prospects;

•	PremierWest’s obligations under the TARP Capital Purchase Program and to the holders of its TruPS; and

•	PremierWest’s competitive position relative to other banks and financial services institutions, and the values that might be obtained from each alternative.

When the financial and market crisis began, and the economic recession developed in PremierWest Bank’s market areas, in the summer and fall of 2008, PremierWest’s Board of Directors and management discussed various strategies to improve PremierWest’s capital position and address the potential deterioration in PremierWest’s loan portfolio. Strategies discussed included raising capital by issuing securities, selling existing loans and securities, reducing lending, reducing expenses and the sale/leaseback of appreciated bank properties.

In 2009 through 2012 year-to-date, as a result of the continued challenging economic environment, which was especially pronounced in PremierWest Bank’s market areas, PremierWest Bank experienced increased levels of non-performing assets, delinquencies and adversely classified assets. We recorded net losses applicable to common shareholders of $148.6 million, $7.5 million, $17.6 million and $6.7 million in 2009, 2010, 2011 and 2012 year-to-date, respectively. In 2009, PremierWest recorded an $88.0 million loan loss provision and recognized a $74.9 million goodwill impairment charge. During 2009, PremierWest began cost savings initiatives including staff reductions.

In February 2009, PremierWest received $41.4 million of capital by issuing preferred shares and a warrant to purchase common stock to the Treasury under the TARP Capital Purchase Program.

In July 2009, the FDIC and Oregon DFCS conducted a regular examination of PremierWest Bank and noted deterioration in PremierWest Bank’s condition, including continued issues with respect to credit quality. As a result of the examination, the FDIC and Oregon DFCS required PremierWest Bank to take actions including seeking prior approval for any dividends from PremierWest Bank to PremierWest. The FDIC also notified PremierWest Bank that it had been designated a “troubled institution” under FDIC regulations.

On August 6, 2009, PremierWest’s Board of Directors held a strategic planning meeting to review the examination results and to begin to explore alternatives to improve the financial condition of PremierWest Bank.

In September 2009, PremierWest’s Board of Directors discussed the steps necessary to complete a capital raise, including reviewing a timeline and required actions with Davidson and with legal counsel, Lane Powell PC (“Lane Powell”), and analyzed a variety of capital improvement options.

On October 22, 2009, after considering a number of alternatives and assessing execution risk and timing, PremierWest’s Board of Directors approved the issuance of rights to existing PremierWest shareholders to purchase shares of PremierWest common stock. PremierWest’s Board of Directors also formed a pricing committee to review the proposed pricing of the rights offering.

On November 4, 2009, PremierWest engaged Davidson to act as PremierWest’s financial advisor in connection with the rights offering.

In November 2009, to preserve capital, PremierWest suspended quarterly common stock cash dividends, gave notice of the voluntary deferral of further preferred stock dividends to the Treasury and informed the trustees under the indentures related to TruPS that PremierWest would suspend interest payments on the TruPS.

On November 18, 2009, PremierWest filed a registration statement with the Securities and Exchange Commission in connection with the rights offering.

On December 29, 2009, PremierWest’s shareholders approved an amendment to PremierWest’s articles of incorporation to increase the authorized shares of PremierWest’s common stock to 150,000,000 from 50,000,000 to accommodate the projected issuance of shares in the rights offering.

On January 28, 2010, the pricing committee, in consultation with Davidson and Lane Powell, determined the final terms of the rights offering, as well as a public offering to the extent the rights offering was not fully subscribed.

Following the expiration of the rights offering on March 10, 2010, PremierWest’s Board of Directors elected to extend the offering to the general public.

On April 2, 2010, PremierWest completed the rights offering and public offering, raising $33.3 million in gross proceeds from the sale of 75.6 million shares. The rights offering generated approximately $18.7 million in gross proceeds from existing shareholders. The public offering generated an additional $14.6 million in gross proceeds. Directors and executive officers of PremierWest participated in the rights offering and public offering and purchased approximately 21.61% of the shares offered. As a result of the offering, PremierWest Bank’s regulatory capital ratios were expected to exceed “well capitalized” levels, including a leverage ratio as of March 31, 2010 of approximately 8.36%.

Effective April 6, 2010, PremierWest Bank entered into a Stipulation to the Issuance of a Consent Order agreeing to the issuance of a Consent Order with the FDIC and the Oregon DFCS. The Consent Order requires PremierWest Bank to undertake a number of corrective actions including:

•

within 180 days of the date of the Consent Order (by October 3, 2010), increase and maintain Tier 1 capital in an amount to ensure the Bank’s leverage ratio (the ratio of PremierWest Bank’s Tier 1 capital to PremierWest Bank’s average assets, calculated in accordance with FDIC regulations), equals or exceeds 10%;

•

retain qualified management and notify the FDIC and the Oregon DFCS when it proposes to add a director or to employ any new senior executive officer or change senior executive officer responsibilities;

•	increase board participation in the affairs of the Bank, including assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank’s activities;

•	develop and adopt a plan to maintain the minimum risk-based capital requirements for a “well capitalized” bank;

•	reduce its level of non-performing assets and implement plans to reduce delinquent loans;

•	ensure the level of the allowance for loan losses is maintained at adequate levels and develop a comprehensive policy for determining the adequacy of the allowance for loan and lease losses;

•	reduce its loan concentrations in certain portfolios and implement plans to reduce loans and other extensions of credit to borrowers in the commercial real estate sector;

•	revise lending and collection policies;

•	develop a plan to preserve liquidity and to reduce brokered deposits;

•	develop a written three-year strategic plan; and

•	provide periodic progress reports to the FDIC and Oregon DFCS.

The Consent Order restricts PremierWest Bank from taking certain actions without prior regulatory approval, including paying dividends to PremierWest, and from extending additional credit to certain types of borrowers.

Effective April 30, 2010, as part of continuing costs savings initiatives, PremierWest closed three California branches and one Oregon branch, consolidating the branches with existing PremierWest branches in close proximity.

Effective June 4, 2010, PremierWest entered into a Written Agreement with the FRB and Oregon DFCS. The Written Agreement followed, and its terms are consistent with, the Consent Order issued to PremierWest Bank. The Written Agreement, among other requirements, provides that PremierWest will:

•	provide quarterly progress reports;

•	take steps to ensure that PremierWest Bank complies with the Consent Order;

•	seek regulatory consent to pay cash dividends or to incur, increase or guarantee any debt;

•	secure prior approval for the appointment of any new director or senior executive officer;

•	submit annual cash flow projections; and

•	submit for approval a capital plan to maintain sufficient capital on a consolidated basis.

The Consent Order and the Written Agreement remain in place.

On June 20, 2011, PremierWest engaged an investment banking firm to evaluate strategic options as PremierWest Bank had not achieved compliance with the Consent Order capital requirements and continued to experience elevated levels of substandard assets and to incur quarterly net losses.

On July 1, 2011, President and CEO James M. Ford met with FDIC representatives who orally informed Mr. Ford that PremierWest must raise significant capital or merge with a healthy financial institution. Mr. Ford and members of PremierWest management worked with the investment banking firm to prepare a confidential data room with due diligence materials and to review possible structures for a capital raise or a potential merger.

In August 2011, Lane Powell and members of PremierWest management prepared a tentative timeline for a capital raise. On September 19, 2011, PremierWest and representatives of the investment banking firm met with the FDIC, Oregon DFCS and FRB to review PremierWest’s capital plan.

On September 26, 2011, PremierWest’s Board of Directors met and discussed the presentation of the capital plan to regulators and responses to the plan, and discussed market conditions, the potential terms of a proposed capital raise and directed management to prepare additional information and models regarding a possible capital raise for further review.

On September 30, 2011, PremierWest terminated the engagement with the investment banking firm and contacted Davidson to discuss an engagement.

On November 9, 2011, PremierWest formally engaged Davidson to evaluate strategic alternatives.

In December 2011, in preparation for discussions with potential investors, PremierWest engaged an independent third party loan review firm to conduct a detailed review of PremierWest’s loan portfolio.

In December 2011, the Treasury exercised its right to appoint a candidate to the PremierWest Board of Directors due to PremierWest’s continued non-payment of preferred stock dividends.

On January 12, 2012, PremierWest announced its plans to consolidate or close 11 branches by April 2012 as part of its further cost saving initiatives.

On January 17, 2012, Davidson made a presentation to PremierWest’s Board of Directors and discussed strategic alternatives available to PremierWest, including potential recapitalization, merger transaction and divestiture scenarios. Davidson advised PremierWest’s Board of Directors that a potential discount on the preferred stock held by the Treasury may be required by recapitalization investors or merger partners in connection with a cash redemption of the preferred stock or that recapitalization investors might require a conversion of the preferred stock into PremierWest common stock. PremierWest’s Board of Directors determined to evaluate further the alternatives for a potential recapitalization, merger or divestiture of certain PremierWest branches.

Beginning in January 2012, Davidson contacted four potential buyers to discuss a potential divestiture of certain PremierWest branches, of which three parties entered into non-disclosure agreements with PremierWest and received access to confidential information, including an online due diligence data room.

On January 24, 2012, PremierWest announced a net loss applicable to common shareholders of $17.6 million for the year ended December 31, 2011.

On January 25, 2012, PremierWest’s CEO and representatives of Davidson contacted the Treasury and discussed a request that the preferred stock held by Treasury be redeemed for a discounted cash payment or discounted conversion in connection with a recapitalization transaction. On March 15, 2012, the Treasury responded that it would be willing to participate in a potential transaction to allow the preferred stock to be redeemed at a discount to par value as part of a recapitalization transaction but only at terms agreeable to Treasury. Further, the Treasury informed PremierWest that a discount would only be considered after the Board of Directors had evaluated all strategic alternatives, including a merger, capital raise and other restructuring scenarios.

Beginning in February 2012, Davidson contacted 110 potential recapitalization investors, of which 34 parties entered into non-disclosure agreements with PremierWest and received access to confidential information, including an online due diligence data room. Davidson also contacted 21 potential strategic merger partners beginning in February 2012, of which seven parties executed non-disclosure agreements and received access to the data room.

On February 10, 2012, a regional commercial bank submitted a non-binding letter of intent to acquire certain PremierWest branches. After reviewing the letter of intent and analyzing the potential transaction, PremierWest determined that a divestiture transaction would not be adequate to solve all of the issues facing PremierWest. Thereafter, and until execution of the merger agreement, PremierWest and its investment advisors engaged in dual-track efforts to complete a capital raise or merger.

On March 19, 2012, PremierWest announced a definitive agreement to sell two branches to Pacific Crest Federal Credit Union. The two branches were part of the group of 11 branches slated for consolidation or closure from the January 2012 announcement.

In March 2012, the Treasury exercised its right to appoint a second candidate to the PremierWest Board of Directors due to PremierWest’s continued non-payment of preferred stock dividends.

On March 22, 2012, a regional bank holding company submitted a non-binding letter of intent to acquire PremierWest for total cash consideration of $30.0 million, which included consideration for common shareholders and the Treasury’s preferred stock. The merger partner began due diligence, including on-site meetings with management and a detailed loan file review. Based on discussions with Treasury, PremierWest believed that 70% of the merger consideration would be required to be paid to Treasury to redeem its preferred stock and that 30%, or $9.0 million (approximately $0.90 per share), would be paid to common shareholders.

On March 22, 2012, PremierWest’s Board of Directors met to review the status of recapitalization initiatives and to review the non-binding letter of intent for a potential acquisition of PremierWest. At the meeting, Davidson presented a model of the target recapitalization amount of up to $90.0 million based on management’s financial projections, reviews of the credit portfolio and feedback from investors and PremierWest’s and PremierWest Bank’s regulators.

In March 2012, Davidson advised PremierWest, based on feedback from potential recapitalization investors, that following a recapitalization PremierWest Bank would be in a position to sell non-performing loans and other real estate owned, together non-performing assets. In March and April 2012, Davidson contacted firms with an interest in purchasing non-performing assets and received preliminary bids indicating ranges of discounts to book value of 49.5% to 58.0%, or $42.7 million to $48.6 million. The potential sale of non-performing assets was contingent upon a successful recapitalization transaction.

From March 25 through March 28, 2012, Davidson and PremierWest management traveled to meet with potential recapitalization investors and provide additional information about PremierWest Bank and its prospects.

On April 9, 2012, PremierWest announced a plan to pursue additional expense control initiatives, including a restructuring of staff and processes with some staff positions eliminated and other vacant positions not filled.

On April 20, 2012, the potential merger partner formally withdrew its non-binding letter of intent, indicating that the results of its due diligence review presented credit risk uncertainty.

On April 26, 2012, PremierWest’s Board of Directors reviewed information from Davidson regarding the status of discussions with potential recapitalization investors and the decision of the potential merger partner to withdraw its letter of intent. Lane Powell presented information to PremierWest’s Board of Directors regarding the status of the TruPS interest deferral period and potential default scenarios and the regulatory issues facing potential investors under the Bank Holding Company Act and the Change in Bank Control Act. The Board of Directors also reviewed alternative capital raise scenarios and discussed the risks involved in pursuing a smaller capital raise and the ability to find investors that met both regulatory standards and had the resources and capability to complete a transaction. A key consideration for the Board of Directors with respect to structuring a proposed capital raise was to avoid an “ownership change” for federal tax purposes, and therefore avoid a limitation on future tax benefits.

Based on feedback from potential investors and merger partners, on April 26, 2012, PremierWest formally presented a proposal to Treasury requesting Treasury’s written confirmation of a willingness to consider a discount of 75.0% on the outstanding obligations of PremierWest under the TARP Capital Purchase Program in connection with either a redemption for cash consideration or a conversion into PremierWest common stock, with the understanding that in a merger transaction the Treasury would only be interested in a redemption for cash.

On May 2, 2012, Mr. Ford, together with representatives from Davidson and Lane Powell, held a conference call with the Treasury to discuss PremierWest’s letter and the process for formal approval of any recapitalization transaction involving a discount or a conversion of preferred stock into common stock.

On May 3, 2012, PremierWest’s Board of Directors formed a Capital Committee, consisting of four directors, each of whom would not participate in a possible recapitalization transaction. Two directors had consistently expressed interest in supporting a recapitalization transaction to maintain their existing ownership position and to support PremierWest Bank, and those two directors have not served on the Capital Committee.

In May 2012, the independent third party loan review firm hired by PremierWest provided an update to its December 2011 report.

On May 10, 2012, the Capital Committee met to review discussions with regulators, the independent third party loan review and to discuss and review the status of recapitalization and merger alternatives.

On May 16, 2012, Mr. Ford provided an update to PremierWest’s and PremierWest Bank’s regulators regarding a proposed recapitalization transaction.

On May 18, 2012, Davidson sent an initial recapitalization term sheet to two potential lead investors with a proposed investment of up to $90.0 million in a private placement of mandatorily convertible preferred stock, resulting in an investment in PremierWest equivalent to $0.40 per common share on an as-converted basis. Under the proposed structure, which Davidson and PremierWest management had discussed with numerous investors, lead investors would not have a voting interest in PremierWest greater than 9.9% and would enter into passivity commitments with the applicable federal regulator. Further, the term sheet required, among other things, a conversion of the preferred stock held by Treasury at a discount of 75.0% and the assurance that the recapitalization transaction would not cause an “ownership change” related to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), in order to preserve PremierWest’s deferred tax asset, which was $38.8 million as of September 30, 2012, excluding the valuation reserve. After consulting with tax advisors and legal counsel, PremierWest determined that the recapitalization transaction could be consummated without causing an “ownership change”.

During May 2012, four regional bank holding companies interested in a potential merger transaction with PremierWest, including Starbuck, reviewed due diligence information in the confidential data room.

On May 24, 2012, PremierWest’s Board of Directors received an update from Davidson regarding merger related activity, indicating that one of the four remaining interested parties declined to provide a term sheet following due diligence and that three banks continued to review due diligence materials. Davidson also updated PremierWest’s Board of Directors on the discussions with two lead investors in a recapitalization transaction and that 22 parties remained interested in a recapitalization pending a final term sheet and a clear understanding of Treasury’s position.

During May 2012, Lane Powell drafted documents related to a potential recapitalization transaction consistent with the term sheet.

On May 31, 2012, PremierWest management met with Mr. Kisting and other members of Starbuck’s and AmericanWest Bank’s management team to discuss a potential merger transaction.

In late May and early June 2012, PremierWest received comments from potential lead investors and their counsel with respect to the term sheet and Davidson and PremierWest management negotiated terms with lead investors.

On June 7, 2012, the Capital Committee received an update on merger related activity and discussions with lead investors related to the proposed recapitalization, and instructed management and Davidson to seek a proposed letter of intent from the remaining interested merger partners, including Starbuck. PremierWest management and Davidson revised the proposed term sheet to reflect a proposed capital raise of up to $75.0 million and to include a third lead investor.

From June 7 through June 11, 2012, PremierWest executed non-binding term sheets with three lead recapitalization investors and two directors for a private placement of mandatorily convertible preferred stock for $75.0 million at $0.40 per share (on an as-converted to common stock basis). The term sheet required a conversion of the preferred stock held by Treasury at a discount of 75.0%.

On June 11, 2012, PremierWest submitted a written request to Treasury for formal approval of the conversion of the preferred stock held by Treasury into mandatorily convertible preferred stock with a 75.0% discount, resulting in net value to Treasury of approximately $11.7 million.

On June 14, 2012, the Capital Committee discussed the status of merger and recapitalization discussions with Davidson and PremierWest management.

On June 19, 2012, Mr. Ford held a conference call update with PremierWest’s and PremierWest Bank’s regulators, advising them of the signed term sheets and the status of merger discussions.

On June 21, 2012, PremierWest, Davidson and Lane Powell discussed the proposed recapitalization terms with the Treasury, with Treasury representatives expressing concern over the conversion into common stock and the level of requested discount.

Davidson reported to PremierWest, after follow-up discussions, that only one merger partner, Starbuck, remained interested in pursuing a transaction and indicated to Davidson it would submit a non-binding letter of intent to PremierWest.

On June 23, 2012, Starbuck submitted a non-binding letter of intent with proposed total cash merger consideration of $1.50 per common share and a 50.0% discount on the outstanding preferred stock held by Treasury, subject to additional due diligence including a third party credit review.

After PremierWest expressed its desire to continue to pursue any available capital raise opportunities, on June 26, 2012, Starbuck submitted a revised non-binding letter of intent, including a 45-day exclusivity period with respect to merger discussions, but PremierWest would be allowed to continue recapitalization discussions and negotiations. The proposal provided total merger consideration of $38.8 million, with $15.0 million ($1.50 per share) to common shareholders and $23.8 million (representing a 50% discount) to the Treasury as the preferred shareholder. In this proposal the Treasury would receive approximately 61.2% of the total merger consideration and common shareholders would receive approximately 38.8%. Also on June 26, 2012, PremierWest’s management and Davidson had a call with Treasury to discuss transaction alternatives and obtained Treasury feedback.

On June 27, 2012, PremierWest’s Board of Directors met to review the proposed merger terms with PremierWest management, Davidson and Lane Powell. Davidson presented a detailed analysis comparing the proposed merger terms to the recapitalization transaction. Lane Powell discussed legal duties and the potential timeline for a merger transaction. PremierWest’s Board of Directors authorized management and Davidson to proceed with Starbuck. Management executed the non-binding letter of intent with Starbuck.

In June and July 2012, Starbuck conducted a due diligence review, including interviews with management, a review of PremierWest Bank’s operations and financial condition and a third party loan file review. The due diligence review included on-site visitations by Starbuck and conference calls.

On July 12, 2012, PremierWest management and a potential lead investor had a call with Treasury to discuss the terms of a capital raise and the investor’s immediate ability to proceed, and answered questions from Treasury.

On July 19, 2012, the Capital Committee received an update on the status of Starbuck’s due diligence review.

On July 26, 2012, PremierWest’s Board of Directors authorized management to move forward with Starbuck to negotiate a definitive merger agreement, and PremierWest management provided regulators with an update regarding the proposed transaction.

On July 30, 2012, Davidson received an email from one of the lead investors that proposed revised terms for the recapitalization, which included a private placement of $50.0 million at $0.85 per share (on an as-converted basis) with a TARP conversion at a 42.8% discount (the “July 30th Recapitalization Proposal”).

On July 31, 2012, Mr. Ford and Davidson discussed the merger proposal with Treasury and compared the proposal to the recapitalization terms. The Treasury indicated that, in order to accept a discount, the total merger consideration must be allocated 70% to Treasury and 30% to common shareholders. Based on the original Starbuck proposal of $38.8 million total consideration, common shareholders would receive $11.6 million ($1.16 per share).

On August 6, 2012, the PremierWest Board of Directors authorized Davidson and Davidson submitted a proposal to Starbuck of total cash merger consideration of $41.8 million, including the required 70% / 30% split between preferred shares and common shares, which would have resulted in $1.25 per common share. On August 6, 2012, Starbuck proposed a revised merger structure with total cash merger consideration of

$40.2 million, including the base consideration of $1.16 per share to common shareholders, but also including an earn-out that could provide an additional $0.14 per share cash merger consideration to common shareholders if certain credit performance conditions were met (the “August 6th Proposal”).

On August 7, 2012, Starbuck delivered a draft definitive merger agreement to PremierWest.

On August 7, 2012, PremierWest and three lead private equity investors executed a term sheet reflecting the July 30th Recapitalization Proposal.

On August 9, 2012, the Capital Committee met to compare the current proposals for a merger and a recapitalization, and decided to recommend to the Board of Directors that PremierWest pursue the recapitalization proposal.

On August 10, 2012, PremierWest management and a potential lead investor had calls with regulators and Treasury to discuss the proposals.

On August 13, 2012, PremierWest’s Board of Directors met to review the Capital Committee’s recommendation to pursue a recapitalization based on the July 30th Recapitalization Proposal. Davidson presented a comparison of the July 30th Recapitalization Proposal and the August 6th Proposal. After due consideration of each proposal, the Board of Directors authorized management to pursue the July 30th Recapitalization Proposal.

On August 13, 2012, PremierWest submitted a request to Treasury for formal approval of the July 30th Recapitalization Proposal. PremierWest never received a formal response from the Treasury to the July 30th Recapitalization Proposal and PremierWest did not receive any formal response until the Treasury indicated its willingness to agree to sell its PremierWest preferred stock and warrant to Starbuck.

On August 13, 2012, PremierWest formally suspended discussions with Starbuck to pursue the recapitalization. Later on August 13, 2012, Starbuck contacted PremierWest and expressed continued interest in pursuing a merger and verbally presented a revised proposal to increase the merger consideration for both common shareholders and the Treasury. The revised proposal for common shareholders was cash merger consideration of $1.25 per share and an earn-out that could provide an additional $0.25 per share (the “August 13th Proposal”). Management authorized Davidson to inform the Treasury of the August 13th Proposal.

On August 16, 2012, the Capital Committee discussed the August 13th Proposal and determined to recommend to PremierWest’s Board of Directors that PremierWest continue to pursue the recapitalization transaction. Also on August 16, 2012, PremierWest’s Board of Directors decided to move forward with the July 30th Recapitalization Proposal.

On August 29, 2012, PremierWest’s management discussed with Treasury the status of its review and answered questions regarding the structure of the July 30th Recapitalization Proposal.

On August 30, 2012, PremierWest executed a revised non-binding term sheet reflecting the final terms and structure of the $50.0 million recapitalization with three lead private equity investors and two directors.

On September 4, 2012, the Capital Committee met to discuss updated term sheets from potential investors.

On or about September 10, 2012, each of the three lead private equity investors submitted a request for a non-control determination to the FRB in connection with the proposed recapitalization.

On September 11, 2012 Starbuck submitted a revised non-binding letter of intent with proposed cash merger consideration to common shareholders of $1.25 per share and an earn-out payable six months after closing that could provide an additional $0.25 per common share, based upon certain credit performance conditions.

On September 13, 2012, PremierWest’s Board of Directors met to review the revised terms of Starbuck’s proposal and instructed the Capital Committee to continue to negotiate terms with Starbuck and to clarify the proposed merger consideration structure including the earn-out provisions.

On September 14, 2012, the Capital Committee held a conference call with Mr. Kisting to further clarify structure, terms and timing of a merger transaction. Starbuck presented revised terms on September 14, 2012, which included base cash merger consideration to common shareholders of $1.40 per share with an earn-out that could provide an additional $0.66 per share in cash merger consideration (the “September 14th Proposal”). The September 14th Proposal included proposed consideration to the Treasury of $32.8 million, based on telephone calls with Treasury that indicated the Treasury would not participate in post-closing earn-out consideration.

On September 17, 2012, PremierWest’s Board of Directors evaluated the September 14th Proposal and decided to move forward with Starbuck to prepare definitive documentation and further clarify the earn-out mechanics. During the week of September 17, 2012, PremierWest and Starbuck negotiated terms including an exclusivity period.

On September 17, 2012, Mr. Ford called the Treasury to inquire as to the status of its review of the July 30th Recapitalization Proposal and to inform the Treasury of the September 14th Proposal.

On September 20, 2012, Director Georges St. Laurent submitted a term sheet proposing that he invest $15.0 million at a price of $1.50 per common share, with no required redemption of the preferred stock held by Treasury, and no required discount or conversion of the preferred stock.

On September 21, 2012, the Capital Committee met and reviewed Mr. St. Laurent’s proposal. The Capital Committee determined that the proposal did not adequately address the capital and regulatory issues facing PremierWest, and that $15.0 million of new capital would not put PremierWest in a position to resolve classified asset issues and position PremierWest to be able to repay the Treasury and become current on PremierWest’s TruPS. The Capital Committee also considered that the director’s proposal would limit PremierWest’s ability to raise additional capital during the next three years if PremierWest was to avoid an “ownership change” and preserve its deferred tax asset, which was $38.8 million as of September 30, 2012, excluding the valuation reserve.

On September 21, 2012, PremierWest submitted a letter to the Treasury requesting a redemption discount for the TARP preferred stock based on the terms of the September 14th Proposal. The consideration for Treasury in the September 14th Proposal was $32.8 million based on a 70% / 30% split for the total merger consideration, excluding the potential post-closing earn-out consideration.

On September 24, 2012, PremierWest entered into an exclusivity agreement with Starbuck and Starbuck’s legal counsel delivered a draft definitive agreement. On September 24, 2012, PremierWest, Starbuck and Treasury discussed the September 14th Proposal and Treasury requested additional information.

On September 26, 2012, Davidson received an unsolicited telephone call from one of the lead private equity investors, indicating that they believed they could propose new terms for a $50.0 million recapitalization at a purchase price of $1.40 per share (on an as-converted basis) with no required redemption of the preferred stock held by Treasury, and no required discount or conversion of the preferred stock. After further analysis of the proposal, the lead investor determined that the revised structure would not provide sufficient tangible common equity to PremierWest and would result in significant downside risk. The investor withdrew the verbal offer on October 4, 2012, and indicated that it did not believe a recapitalization transaction was possible at a price that would be competitive with the September 14th Proposal.

On October 2, 2012, Davidson received a phone call from the Treasury explaining that the terms of the September 14th Proposal were unacceptable and the Treasury would require additional economic consideration for the post-closing earn-out. The Treasury explained that despite anything previously communicated to the contrary, the Treasury would not accept anything less than 70% of the total merger consideration including any post-closing earn-out.

PremierWest, Starbuck and Davidson discussed alternatives to the deal structure in response to the Treasury’s feedback regarding the earn-out consideration component.

On October 3, 2012, Starbuck proposed a revised offer (the “October 3rd Proposal”) which included consideration for common shareholders of $1.65 per share in cash at closing, or $16.6 million in the aggregate, and no post-closing earn-out. Under the October 3rd Proposal, the Treasury would receive $38.6 million in cash consideration at closing. The October 3rd Proposal included a merger consideration split of 70% / 30% between Treasury and common shareholders, a preferred stock redemption discount of 6.7% of par value and 18.6% of par value plus unpaid dividends. The total merger consideration was $55.2 million which was an increase of $1.7 million as compared to the September 14th Proposal.

On October 4, 2012, on behalf of PremierWest, Davidson sent the terms of the October 3rd Proposal to the Treasury and requested a formal written response to approve the merger proposal.

On October 5, 2012, PremierWest’s Board of Directors held a meeting to discuss the October 3rd Proposal, and approved moving forward with finalizing the definitive agreement in accordance with the proposed terms.

On October 15, 2012, PremierWest’s Board of Directors met to review the terms of the definitive merger agreement. Lane Powell presented an overview of the terms of the merger agreement and duties of directors. Davidson reviewed the structure and other terms of the proposed merger and presented financial information regarding PremierWest, Starbuck and AmericanWest, information regarding peer companies and comparable merger transactions, and other relevant analyses. Davidson and Lane Powell responded to questions from directors concerning the proposed merger and the final version of the merger agreement and related documents. In connection with the deliberations by PremierWest’s Board of Directors, Davidson rendered its oral opinion (subsequently confirmed in writing) that as of such date, the merger consideration to be received by PremierWest shareholders was fair, from a financial point of view, to PremierWest and its shareholders. PremierWest’s Board of Directors voted to approve the definitive merger agreement.

Following the October 15th meeting, PremierWest held a conference call with representatives from the Treasury, Davidson and Lane Powell. The Treasury’s representatives explained that the proposed transaction would not be approved unless the Treasury received 100% of par value plus 100% of unpaid dividends. PremierWest and its advisors explained to the Treasury this proposal would not be acceptable to PremierWest or Starbuck. The Treasury agreed to reconsider.

On October 16, 2012, PremierWest held a conference call meeting with representatives from the Treasury, Davidson and Lane Powell. Starbuck’s Chief Executive Officer Mr. Kisting joined the conference call. The Treasury indicated that its final offer was for cash merger consideration equal to 100% of par value, or $41.4 million, and that Treasury would not require payment of unpaid dividends or consideration for its common stock warrant. The proposed increase of merger consideration to Treasury totaled $2.8 million.

Following the October 16th conference call, Mr. Kisting offered to increase Starbuck’s offer by $1.8 million, or 64% of the $2.8 million required to meet the Treasury’s requirements for approval of the proposed merger. As a result, PremierWest would be required to accept a reduction of $1.0 million from the proposed merger consideration to common shareholders, effectively reducing the consideration to $1.55 per common share.

On October 19, 2012, PremierWest’s Board of Directors considered Treasury’s requirements and Starbuck’s proposal to meet those requirements. PremierWest’s Board of Directors instructed Davidson to inform Starbuck that it would be required to provide the $2.8 million and that the consideration to common shareholders could not be reduced. After subsequent discussions between PremierWest management, Davidson and Starbuck management, on October 19, 2012, Starbuck agreed to provide 100% of the $2.8 million in order to avoid a price reduction for the common shareholders and to move toward executing a definitive agreement. The final terms of the transaction (the “October 19th Proposal”) included cash merger consideration to common shareholders of $1.65 per share or $16.6 million in the aggregate, and total cash merger consideration to the Treasury of $41.4 million.

On October 23, 2012, the Treasury confirmed in writing its willingness to consent to the October 19th Proposal.

Following approval of each party’s board of directors, the parties and their counsel finalized the definitive documentation for the transaction. Thereafter, on October 29, 2012, the parties executed the merger agreement and certain PremierWest directors entered into voting agreements with Starbuck. The parties announced the transaction in a joint press release on October 30, 2012.

Reasons for the Merger and Recommendation of the Board of Directors of PremierWest

In approving the merger agreement and the transactions contemplated thereby, PremierWest’s Board of Directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. PremierWest’s Board of Directors also consulted with senior management and reviewed various financial data, due diligence and evaluation materials. The terms of the merger agreement, including the consideration to be paid to PremierWest shareholders, were the result of arm’s length negotiations between representatives of PremierWest and Starbuck.

In evaluating Starbuck’s proposal and whether to approve the merger agreement, PremierWest’s Board of Directors considered a number of factors, including the following:

•

the information presented by PremierWest’s financial advisor, Davidson, to PremierWest’s Board of Directors with respect to the merger and the opinion of Davidson that, as of the date of the merger agreement, the merger consideration is fair from a financial point of view to PremierWest common shareholders. See Appendix B to this proxy statement and “—Opinion of PremierWest’s Financial Advisor” for more information on Davidson’s analyses and opinion, including the assumptions made, matters considered and limitations stated;

•	PremierWest’s capital position and relationships with its regulators continued to present ongoing risks to operations;

•	the current condition of PremierWest and the future prospects of its business in light of the following facts and circumstances:

¡	the requirements of the Consent Order issued by the FDIC and the Oregon DFCS, and the Written Agreement among PremierWest, the FRB and the Oregon DFCS;

¡

PremierWest Bank’s leverage ratio was 9.34% as of September 30, 2012, and PremierWest Bank is not in compliance with the 10% leverage ratio requirement set forth in the Consent Order and would need to raise additional capital or further reduce assets to achieve compliance;

¡	the majority of PremierWest Bank’s regulatory capital is from PremierWest’s TruPS and TARP preferred stock;

¡	the tangible common equity of PremierWest was 3.35% of tangible assets, as of September 30, 2012;

¡	PremierWest Bank is considered a “troubled institution” by the FDIC;

¡	the FDIC orally instructed management that PremierWest must raise significant capital or merge with a healthy financial institution;

¡

although significant progress has been made with respect to the reduction of classified assets, we continue to have elevated levels of classified assets, which were $133.0 million as of September 30, 2012;

¡

existing capital resources, and projected continued expense related to classified assets and non-performing assets, which limits management’s ability to support future growth, effectively manage problem credits, and achieve meaningful levels of profitability for common shareholders in future periods;

¡	the continued expense related to classified assets and the projected effect of the resolutions of such assets;

¡	the need to realize further cost savings;

¡

the current and prospective economic, regulatory, competitive and interest rate environment facing the financial services industry generally, and PremierWest in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as PremierWest;

¡	PremierWest has had losses per annum since 2008, and although profitable in the third quarter of 2012, had losses on a quarterly basis for the 15 quarter-end periods prior to that quarter;

¡

$18.7 million of PremierWest Bank’s OREO, or 60% of the book value of the total OREO of PremierWest Bank, will be re-appraised in the fourth quarter of 2012, which re-appraisals PremierWest expects to result in write-downs on the OREO of between $4.0 and $4.8 million;

¡

PremierWest executive management believes that meaningful levels of future profitability are not achievable without at least $35.0 million of additional common equity from a capital offering in order to address OREO valuation impairment expenses and other expenses related to managing classified assets, or to address and implement future operational efficiencies;

¡

the scheduled increase, in February 2014, of the dividend rate on PremierWest’s shares of preferred stock from 5.00% per annum to 9.00% per annum, or approximately $2.1 million per annum to approximately $3.7 million per annum; and

¡	the expiration of the twenty-quarter deferral period, in the third quarter of 2014, related to interest payments on TruPS, and the possibility thereafter of a default on $30.9 million of the TruPS;

•

that PremierWest received a proposal from only one other potential merger partner after contacting approximately 21 entities, and that the proposal received was withdrawn after due diligence and was less attractive than the merger terms with Starbuck;

•

that PremierWest evaluated and pursued alternative scenarios which included a divestiture of branches or assets in an effort to improve the capital ratios through deleveraging, operational efficiency and profitability (PremierWest received a non-binding letter of intent from a potential buyer for certain PremierWest branches; however, PremierWest determined that this alternative would not be adequate to solve all of the issues facing PremierWest);

•

PremierWest’s assessment that it was unlikely that another acquirer had both the willingness and the financial capability to offer to acquire PremierWest at a value that was higher than that being offered by Starbuck and that met the requirements of the Treasury with respect to its preferred stock;

•	that the merger would provide the Treasury with payment of the par value of its investment and the Treasury was willing to forfeit the accrued and unpaid dividends of $6.6 million;

•	the results of management’s and Davidson’s efforts to raise capital from private equity and institutional investors, the lack of a proposal acceptable to Treasury to raise sufficient capital to address the key issues facing PremierWest Bank and that any capital raise would be significantly dilutive to shareholders;

•

its knowledge of the current environment in the financial services industry, including the continued consolidation of financial services institutions, increased regulatory burdens, evolving trends in technology and increasing competition, financial market conditions and the likely effects of these factors on PremierWest’s potential growth, development, profitability and strategic options;

•	its knowledge of current national and regional economic conditions and the prospect of relatively weak demand for loans and projected slow economic growth in PremierWest Bank’s market areas;

•	management’s projections that the conditions to closing the merger related to PremierWest’s common stockholders’ equity and PremierWest Bank’s allowance for loan and lease losses would be satisfied;

•

the historical market prices of PremierWest common stock and that the merger consideration of $1.65 in cash per share of PremierWest common stock represented a premium of approximately 18.7% over the $1.39 per share closing price of PremierWest common stock on October 12, 2012, the trading day immediately prior to the date of board approval of the merger agreement, a premium of approximately 17.4% over the average price in the 20-trading days prior to and including October 12, 2012 of $1.41 per share, and a 42.9% multiple of PremierWest’s tangible book value per share of $3.85 as of September 30, 2012;

•

subject to certain conditions, including the payment of a termination fee of $1.0 million or $2.5 million depending on the specific circumstances, the terms of the merger agreement that allow PremierWest’s Board of Directors to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to PremierWest shareholders to approve the merger agreement;

•

that the proposed merger is for all cash, which provides a specific value to PremierWest shareholders compared to a hypothetical transaction pursuant to which shareholders receive stock, contingent earn-out consideration or other non-cash consideration that could fluctuate in value;

•	the financial condition and resources of Starbuck and AmericanWest Bank;

•	AmericanWest Bank’s interest in expanding its business banking and commercial real estate businesses into PremierWest Bank’s market areas;

•

the effects of the merger on PremierWest’s employees, including the prospects for employment with a strong, growing organization such as AmericanWest Bank and the severance benefits agreed to be provided by AmericanWest Bank to employees whose employment is terminated in connection with the merger;

•

AmericanWest’s historical record and commitment with respect to the communities and employees of the companies it has acquired and its belief that AmericanWest is a high quality financial services company with a compatible business culture and shared approach to customer service;

•	the ability of the combined entities to compete in PremierWest Bank’s markets and the financial strength of the combined institution;

•	its assessment of the likelihood that the merger would be completed without unacceptable regulatory conditions or requirements;

•	the ability of AmericanWest Bank’s management team to successfully integrate and operate the business of the combined company after the merger; and

•	whether it was more advantageous for PremierWest to wait and see if PremierWest could establish consistent profitability that might attract a better acquisition or capital raise proposal, if any.

PremierWest’s Board of Directors also considered the potential adverse consequences of the proposed acquisition and countervailing risks and factors concerning the proposed merger including:

•

the loss of autonomy associated with being an independent financial institution and that PremierWest shareholders would be unable to participate in future earnings, if any, or receive any benefit from a future increase, if any, in value of PremierWest;

•

the merger agreement limiting PremierWest’s ability to pursue other merger opportunities as a result of restrictions on PremierWest’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving PremierWest or PremierWest Bank;

•

the merger agreement obligating PremierWest to pay a $1.0 million or $2.5 million termination fee to Starbuck upon the occurrence of certain events, and the possible deterrent effect that might have on the desire of other potential acquirers to propose an alternative transaction that may be more advantageous to PremierWest shareholders;

•	the risk that the acquisition may not be consummated;

•

the condition to closing that PremierWest maintain consolidated common stockholders’ equity less any goodwill or other intangibles in an amount not less than $30.0 million, and that PremierWest Bank’s allowance for loan and lease losses be equal to an amount not less than $16.0 million, each as of the effective date of the merger;

•	potential negative reaction of communities within PremierWest Bank’s market areas and of PremierWest Bank customers to AmericanWest Bank;

•	the challenges of combining the businesses, assets and workforces of the two companies;

•

the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of PremierWest’s on-going business and in the loss of PremierWest Bank customers;

•

that PremierWest’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from PremierWest’s business, and that PremierWest will incur substantial transaction costs even if the merger is not consummated;

•

that while the merger is pending, PremierWest will be subject to restrictions on how it conducts business that could delay or prevent PremierWest from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;

•

that some of PremierWest’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as PremierWest shareholders, as more fully described under “—Interests of PremierWest’s Directors and Executive Officers in the Merger”;

•	that PremierWest shareholders would not be entitled to dissenters’ rights in connection with the merger under Oregon law;

•	the possibility of litigation in connection with the merger;

•	the capital losses that will be recognized by many PremierWest shareholders in connection with the merger and the lack of flexibility in timing such losses; and

•	the future limitations on the ability to use net operating losses and other tax assets as a result of the merger.

The above discussion of the information and factors considered by PremierWest’s Board of Directors is not intended to be exhaustive, but includes the material factors PremierWest’s Board of Directors considered. In reaching its determination to approve and recommend the proposed merger, PremierWest’s Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

PremierWest’s Board of Directors believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of PremierWest’s shareholders. Accordingly, PremierWest’s Board of Directors has approved the merger agreement, the merger and the other transactions contemplated thereby and recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of PremierWest’s Financial Advisor

The fairness opinion from Davidson to the PremierWest Board of Directors is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of PremierWest. You should not rely on any of these statements as having been made or adopted by PremierWest.

Pursuant to a letter agreement dated November 9, 2011, Davidson was retained to act as financial advisor to PremierWest in connection with a potential business combination and to render an opinion as to whether the merger consideration was fair to the holders of PremierWest common stock from a financial point of view. PremierWest selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. On October 15, 2012, the PremierWest Board of Directors held a meeting to evaluate the merger. At this meeting, Davidson reviewed the financial aspects of the merger and rendered an oral opinion (subsequently confirmed in writing) to the effect that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as Davidson considered relevant, the merger consideration was fair, from a financial point of view, to the common shareholders of PremierWest as of the date of the opinion.

The full text of the written opinion of Davidson, dated October 29, 2012, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. PremierWest’s common shareholders should read the opinion in its entirety. Davidson provided its opinion for the information and assistance of PremierWest’s Board of Directors in connection with its consideration of the merger. The Davidson opinion is not a recommendation as to how any holder of PremierWest’s common stock should vote with respect to the merger.

In connection with rendering its opinion and performing its related financial analyses, Davidson reviewed, among other things:

•	the merger agreement;

•

certain financial statements and other historical financial and business information about PremierWest and Starbuck made available to Davidson from published sources and/or from the internal records of PremierWest and Starbuck that Davidson deemed relevant;

•

PremierWest Bank’s existing Consent Order with the FDIC and the Oregon DFCS effective April 6, 2010, PremierWest’s existing Written Agreement with the FRB and the Oregon DFCS dated June 4, 2010, and other relevant regulatory correspondence. As of the date of this letter, PremierWest Bank was not in compliance with the Consent Order;

•	PremierWest’s indenture agreements related to its TruPS;

•	the current market environment generally and the banking environment in particular;

•	the net present value of PremierWest with consideration of projected financial results through 2016 based on management guidance;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of public companies and public bank holding companies and savings and loan holding companies in particular; and

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant including discussions with the management and other representatives and advisors of PremierWest and Starbuck concerning the current business operations, regulatory relations, financial condition, results of operations and future prospects of PremierWest and Starbuck and other matters as Davidson have deemed relevant to the inquiry.

In rendering its opinion, Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PremierWest or Starbuck, nor did Davidson make an independent appraisal or analysis on PremierWest or Starbuck with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted any physical inspection of the properties or facilities of PremierWest or Starbuck. Davidson has relied on the assurances of management of PremierWest and Starbuck that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of PremierWest or Starbuck nor has Davidson reviewed any individual credit files relating to PremierWest or Starbuck. Davidson assumed that the respective allowances for loan losses for both PremierWest and Starbuck are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson assumed that there has been no material change in PremierWest’s or Starbuck’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson assumed in all respects material to the analysis that PremierWest and Starbuck will remain as going concerns for all periods relevant to the analysis. Davidson also assumed in all respects material to the analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

Davidson does not express a view as to, and the opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for PremierWest or the effect of any other transaction in which PremierWest might engage. Additionally, Davidson does not express a view as to, and the opinion does not address, the purchase of preferred shares and the warrant by Starbuck from Treasury. Further, Davidson did not express any opinion about the fairness of the amount or nature of the compensation to any of the officers, directors or employees of PremierWest or PremierWest Bank, or any class of such persons, relative to the compensation to the public shareholders of PremierWest in connection with the merger. The opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they existed and could be evaluated on the date of the opinion.

The fairness opinion letter is for the information of the Board of Directors of PremierWest in connection with its consideration of the merger and was not intended to be and does not constitute a recommendation of the merger to PremierWest or its shareholders or as to how the shareholders of PremierWest should vote at the shareholders’ meeting to be held in connection with the merger. Additionally, Davidson did not express any opinion as to the prices at which the shares of PremierWest or Starbuck currently trade or may trade in the future.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of October 26, 2012, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to PremierWest’s Board of Directors, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of PremierWest common stock will be exchanged for cash consideration of $1.65 per share, or $16.6 million total consideration based on 10,034,741 shares of PremierWest common stock outstanding as of September 30, 2012. Further, the Treasury indicated that it would be willing to consent to the terms of the transaction which include the sale and subsequent cancellation of TARP preferred stock and related warrants for cash consideration of $41.4 million, which cash amount equals the liquidation preference of the preferred stock, excluding approximately $6.6 million of accrued and unpaid dividends that will be forfeited upon cancellation of the preferred stock. The terms and conditions of the merger are more fully described in the merger agreement.

Transaction Ratios
Transaction Price / Tangible Book Value Per Share (1)	42.9%
Tangible Book Premium / Core Deposits (2)	-2.5%
Transaction Price / Last Twelve Months Earnings Per Share	NM
Premium to Market (3)	9.3%
Premium to Market Based on 20-Day Average (4)	15.7%

(1) Based on PremierWest’s tangible book value per share of $3.85 as of September 30, 2012

(2) Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

(3) Based on PremierWest’s closing price as of October 26, 2012 of $1.51

(4) Based on the average of PremierWest’s closing price for the 20 trading days through October 26, 2012 of $1.43

Analysis of Selected Discounted TARP Preferred Redemption Transactions

Davidson reviewed five announced merger and acquisition transactions announced between January 1, 2010 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered nationwide where the selling company’s TARP preferred stock was redeemed at a discount for cash consideration in connection with Treasury’s TARP Capital Purchase Program. Davidson reviewed the percentage of total consideration received by Treasury, the percentage of total consideration received by common shareholders, the ratio of the consideration received by Treasury to the consideration received by common shareholders, the redemption discount to par value and the redemption discount to par value plus accrued and unpaid dividends. The median multiples from the select transactions were compared to the terms agreed to by Treasury in connection with the merger.

Transactions with TARP Discount

Announcement Date	Acquirer	Target
12/08/2011	CIC Bancshares, Inc.	Millennium Bancorp, Inc.
6/24/2011	SCJ, Inc.	Santa Lucia Bancorp
3/03/2011	Opus Bank	Cascade Financial Corporation
10/06/2010	Community Bancorp, LLC	Cadence Financial Corporation
5/16/2010	Toronto-Dominion Bank	South Financial Group, Inc.

	PremierWest	Select Transactions Median Result
% of Total Consideration for Treasury	71.4%	71.4%
% of Total Consideration for Common Shareholders	28.6%	28.6%
Ratio of Consideration for Treasury vs. Common Shareholders	2.50 : 1.0	2.54 : 1.0
Redemption Discount on Par Value, Excluding Accrued and Unpaid Dividends	0.0%	58.3%
Redemption Discount on Par Value Plus Accrued and Unpaid Dividends	13.7%	61.2%

Stock Trading History

Davidson reviewed the history of the reported trading prices and volume of PremierWest’s common stock and the relationship between the movements in the prices of PremierWest’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the SNL Bank Index and the KBW Regional Bank Index.

As reflected in the tables shown below, during the one year period ending October 26, 2012 PremierWest’s common stock outperformed the various indices to which it was compared and during the three year period ending October 26, 2012, PremierWest’s common stock underperformed the various indices to which it was compared.

PremierWest’s One Year Stock Performance
	Beginning Index Value on October 26, 2011	Ending Index Value on October 26, 2012
PremierWest Bancorp	100.00%	148.04%
Standard & Poor’s 500 Index	100.00%	113.68%
SNL Bank Index	100.00%	124.65%
Keefe Bruyette & Woods, Inc. Regional Bank Index	100.00%	118.34%

PremierWest’s Three Year Stock Performance
	Beginning Index Value on October 26, 2009	Ending Index Value on October 26, 2012
PremierWest Bancorp	100.00%	7.95%
Standard & Poor’s 500 Index	100.00%	132.33%
SNL Bank Index	100.00%	102.37%
Keefe Bruyette & Woods, Inc. Regional Bank Index	100.00%	129.06%

Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for PremierWest and two separate groups of financial institutions selected by Davidson. The two PremierWest peer groups consisted of (1) “Peers with Similar Asset Quality Metrics” which included seven publicly traded bank holding companies and savings and loan holding companies headquartered in Oregon, Washington and Northern/Central California and non-performing assets to total assets ratio greater than 6.00%; and (2) “Peers with Regulatory Orders and TARP Deferrals” which consisted of six publicly traded bank holding companies and savings and loan holding companies headquartered nationwide with a market capitalization greater than $10.0 million, an outstanding formal regulatory order and deferred dividend payments on TARP; as set forth below:

Peers with Similar Asset Quality Metrics	Peers with Regulatory Orders and TARP Deferrals
Anchor Bancorp First Financial Northwest, Inc. HomeStreet, Inc. Plumas Bancorp Riverview Bancorp, Inc. Sierra Bancorp Timberland Bancorp, Inc.	Community West Bancshares Eastern Virginia Bankshares, Inc. First Financial Service Corp. Intervest Bancshares Corp. Old Second Bancorp, Inc. Porter Bancorp, Inc.

The analysis compared publicly available financial and market trading information for PremierWest and the median data for the peer groups as of and for the three month period ended September 30, 2012 or the most recently reported period. The table below compares the data for PremierWest and the median data for the PremierWest peer groups, with pricing data as of October 26, 2012. The 2012 and 2013 Earnings Per Share estimates used in the table below were based on FactSet Research Systems, Inc. average estimates for PremierWest and the comparable companies.

Financial Condition and Performance
		Comparable Group Median Result
	PremierWest	Peers with Similar Asset Quality Metrics	Peers with Regulatory Orders and TARP Deferrals
Total Assets (in millions)	$1,157.6	$809.6	$1,238.9
Loan Loss Reserves / Gross Loans	2.84%	2.11%	3.16%
Non-Performing Assets / Total Assets	6.10%	6.36%	7.42%
Loan Loss Reserves / Non-Performing Loans	46.4%	28.7%	38.5%
Texas Ratio (1)	122.8%	56.2%	140.8%
Tangible Common Equity Ratio	3.35%	9.52%	3.97%
Net Interest Margin	4.01%	3.96%	3.30%
Cost of Deposits	0.53%	0.62%	1.04%
Efficiency Ratio	98.5%	76.9%	73.7%
Return on Average Equity	3.73%	6.09%	2.10%
Return on Average Assets	0.25%	0.56%	0.17%

Market Performance Multiples
		Comparable Group Median Result
	PremierWest	Peers with Similar Asset Quality Metrics	Peers with Regulatory Orders and TARP Deferrals
Market Capitalization (in millions)	$15.2	$41.9	$22.1
Price / Tangible Book Value Per Share	39.1%	74.7%	50.8%
Core Deposit Premium (2)	-2.7%	-2.3%	-3.1%
Price / 2012E Earnings Per Share (3)	NM	11.9x	NM
Price / 2013E Earnings Per Share (3)	NM	10.8x	12.5x

(1) Texas ratio is calculated as the sum of non-performing assets and loans 90 days or more past due divided by the sum of tangible common equity and loan loss reserves

(2) Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess or deficit of the aggregate market value over tangible book value by core deposits

(3) Earnings per share estimates for PremierWest were negative values for 2012E and 2013E, based on FactSet Research Systems, Inc. average estimates

Precedent Transactions Analysis

Davidson reviewed four sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions” which included 13 transactions announced from January 1, 2010 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered nationwide where the selling company’s total assets were between $500.0 million and $3.0 billion and non-performing assets to total assets ratio was greater than 5.00%; (2) “Nationwide Transactions Cash Consideration” which included five transactions announced from January 1, 2010 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered nationwide where the selling company’s total assets were between $500.0 million and $3.0 billion, non-performing assets to total assets ratio was greater than 5.00% and the shareholders received cash consideration; (3) “Regional Transactions” which included three transactions announced from January 1, 2010 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered in Washington and Oregon where the selling company’s total assets were between $400.0 million and $1.5 billion and non-performing assets to total assets ratio was greater than 5.00%; (4) “Transactions with TARP Discount” which included five transactions announced from January 1, 2010 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered nationwide where the transaction included a discounted redemption on TARP preferred stock; as set forth below:

Nationwide Transactions

Announcement Date	Acquirer	Target
9/27/2012*	Strategic Growth Bank Inc.	Mile High Banks
8/07/2012*	SCBT Financial Co.	Savannah Bancorp, Inc.
5/28/2012*	Trustmark Corporation	BancTrust Financial Group, Inc.
4/20/2012*	Carlile Bancshares, Inc.	Washington Investment Company
4/04/2012*	Washington Federal, Inc.	South Valley Bancorp, Inc.
3/26/2012	Capital Bank Financial Co.	Southern Community Financial Corp.
12/19/2011	SCBT Financial Corporation	Peoples Bancorporation, Inc.
3/30/2011	Park Sterling Corporation	Community Capital Corporation
3/03/2011	Opus Bank	Cascade Financial Corporation
2/21/2011	IBERIABANK Corporation	Omni Bancshares, Inc.
10/06/2010	Community Bancorp, LLC	Cadence Financial Corporation
9/30/2010	FNB United Corp.	Bank of Granite Corporation
7/15/2010	People’s United Financial, Inc.	Smithtown Bancorp, Inc.

*Indicates the transaction was pending as of October 26, 2012

Nationwide Transactions Cash Consideration

Announcement Date	Acquirer	Target
9/27/2012*	Strategic Growth Bank Inc.	Mile High Banks
4/20/2012*	Carlile Bancshares, Inc.	Washington Investment Company
3/26/2012	Capital Bank Financial Co.	Southern Community Financial Corp.
3/03/2011	Opus Bank	Cascade Financial Corporation
10/06/2010	Community Bancorp, LLC	Cadence Financial Corporation

*Indicates the transaction was pending as of October 26, 2012

Regional Transactions

Announcement Date	Acquirer	Target
4/04/2012*	Washington Federal, Inc.	South Valley Bancorp, Inc.
9/08/2011	Starbuck Holdings LLC	Viking Financial Services Corporation
3/03/2011	Opus Bank	Cascade Financial Corporation

*Indicates the transaction was pending as of October 26, 2012

Transactions with TARP Discount

Announcement Date	Acquirer	Target
12/08/2011	CIC Bancshares, Inc.	Millennium Bancorp, Inc.
6/24/2011	SCJ, Inc.	Santa Lucia Bancorp
3/03/2011	Opus Bank	Cascade Financial Corporation
10/06/2010	Community Bancorp, LLC	Cadence Financial Corporation
5/16/2010	Toronto-Dominion Bank	South Financial Group, Inc.

Davidson reviewed the following multiples for all four sets of comparable merger and acquisition transactions: transaction price to tangible book value, tangible book premium to core deposits, transaction price to last twelve months earnings per share, and premium to market price prior to announcement. As illustrated in the following table, Davidson compared the proposed merger multiples to the median multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the median data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and PremierWest data for the last twelve months ended September 30, 2012.

Financial Condition and Performance
		Comparable Group Median Results
	PremierWest	Nationwide Transactions	Nationwide Transactions Cash Consideration	Regional Transactions	Transactions with TARP Discount
Total Assets (in millions)	$1,157.6	$875.8	$1,498.3	$868.7	$1,498.3
Return on Average Assets (Last Twelve Months)	-0.66%	-0.75%	-0.78%	-2.05%	-2.30%
Return on Average Equity (Last Twelve Months)	-9.74%	-9.92%	-12.00%	-49.72%	-48.19%
Tangible Common Equity Ratio	3.35%	4.02%	3.76%	2.62%	2.90%
Core Deposits / Total Deposits (1)	86.8%	77.3%	81.5%	88.5%	85.6%
Efficiency Ratio (Last Twelve Months)	94.9%	70.6%	84.8%	85.7%	89.0%
Non-Performing Assets / Total Assets	6.10%	8.31%	9.76%	9.76%	7.58%
Loan Loss Reserves / Non-Performing Loans	46.4%	40.8%	29.3%	26.2%	45.0%

Transaction Multiples
		Comparable Group Median Results
	PremierWest	Nationwide Transactions	Nationwide Transactions Cash Consideration	Regional Transactions	Transactions with TARP Discount
Transaction Price / Tangible Book Value Per Share	42.9%	61.4%	39.3%	50.3%	24.1%
Tangible Book Premium / Core Deposits (1)	-2.5%	-3.2%	-1.9%	-3.4%	-3.9%
Transaction Price /Last Twelve Months Earnings Per Share	NM	20.1x	NM	NM	NM
Premium to Market (2)	15.7%	21.2%	0.1%	-19.9%	-19.9%

(1) Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

(2) Based on the average of PremierWest’s closing prices for the 20 trading days through October 26, 2012 of $1.43

FASB 141(R) Analysis

Davidson reviewed 18 merger and acquisition transactions announced from January 1, 2011 through October 26, 2012 involving bank holding companies and savings and loan holding companies headquartered nationwide where the selling company’s non-performing assets to total assets ratio was greater than 3.00% and with publicly-available information on FASB 141(R) loan portfolio marks. FASB 141(R) purchase accounting rules include, among other things, fair value marks applied to the acquired institution’s balance sheet at closing of the transaction. Based upon the publicly-available information in the selected transactions, Davidson calculated a median FASB 141(R) mark to the selling institution’s loan portfolio of 10.6%. To approximate the pre-tax FASB 141(R) mark for PremierWest, Davidson applied a range of FASB 141(R) marks of 8.0% to 12.0%, including the median percentage from the selected transactions above, to PremierWest’s portfolio of loans and other real estate owned. Davidson applied the pre-tax FASB 141(R) mark, net of PremierWest’s loan loss reserves, to PremierWest’s tangible common equity and tangible book value per share. The table below sets forth the data for PremierWest as of September 30, 2012.

As illustrated in the following table, the analysis indicates an imputed range of tangible book value per share for PremierWest of $0.14 to -$2.67.

	Pre-Tax FASB 141(R) Asset Mark
Pre-Tax FASB 141(R) Asset Mark %	8.0%	9.0%	10.0%	10.6%	11.0%	12.0%
Pre-Tax FASB 141(R) Asset Mark $	$56,431	$63,485	$70,539	$74,771	$77,593	$84,647
Tangible Common Equity	$1,403	$(5,651)	$(12,705)	$(16,937)	$(19,759)	$(26,813)
Tangible Book Value Per Share	$0.14	$(0.56)	$(1.27)	$(1.69)	$(1.97)	$(2.67)

Net Present Value Analysis

Davidson performed an analysis that estimated the net present value per share of PremierWest common stock under various circumstances. The analysis assumed PremierWest performed in accordance with the financial forecasts for the years ending December 31, 2012 through December 31, 2016 as discussed with management of PremierWest. To approximate the terminal value of PremierWest common stock at December 31, 2016, Davidson applied price to forward earnings multiples of 9.0x to 15.0x and multiples of tangible book value ranging from 85.0% to 145.0% and assumed a special dividend for common shareholders during the fourth quarter of 2016 for the amount of excess tangible common equity based on a targeted tangible common equity ratio of 8.00%, if any. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 18.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PremierWest’s common stock. In evaluating the discount rate, Davidson used the industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, plus the published Ibbotson Industry Premium.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of PremierWest common stock of $0.56 to $1.16 when applying the price to earnings multiples to the financial forecasts and $1.12 to $2.39 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
12.00%	$ 0.69	$0.77	$0.85	$0.93	$1.00	$1.08	$1.16
13.00%	$ 0.67	$0.74	$0.82	$0.89	$0.97	$1.04	$1.11
14.00%	$ 0.64	$0.72	$0.79	$0.86	$0.93	$1.00	$1.07
15.00%	$ 0.62	$0.69	$0.76	$0.83	$0.90	$0.97	$1.03
16.00%	$ 0.60	$0.66	$0.73	$0.80	$0.86	$0.93	$1.00
17.00%	$ 0.58	$0.64	$0.70	$0.77	$0.83	$0.90	$0.96
18.00%	$ 0.56	$0.62	$0.68	$0.74	$0.80	$0.87	$0.93

Tangible Book Value Multiples

Discount Rate	85.0%	95.0%	105.0%	115.0%	125.0%	135.0%	145.0%
12.00%	$ 1.40	$1.56	$1.73	$1.89	$2.06	$2.22	$2.39
13.00%	$ 1.35	$1.51	$1.66	$1.82	$1.98	$2.14	$2.30
14.00%	$ 1.30	$1.45	$1.60	$1.76	$1.91	$2.06	$2.21
15.00%	$ 1.25	$1.40	$1.54	$1.69	$1.84	$1.99	$2.13
16.00%	$ 1.20	$1.35	$1.49	$1.63	$1.77	$1.91	$2.06
17.00%	$ 1.16	$1.30	$1.44	$1.57	$1.71	$1.85	$1.98
18.00%	$ 1.12	$1.25	$1.38	$1.52	$1.65	$1.78	$1.91

Davidson also evaluated how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecasted net income. To illustrate this impact, Davidson performed a similar analysis assuming PremierWest net income varied from 75.0% above forecasts to 75.0% below forecasts. This analysis resulted in the following range of per share values for PremierWest common stock, using the same discount rates ranging from 12.00% to 18.00% and a price to forward earnings multiple of 12.0x.

Forecasted 2016 Net Income Variance

Discount Rate	-75.0%	-50.0%	-25.0%	0.0%	25.0%	50.0%	75.0%
12.00%	$ 0.23	$0.46	$0.69	$0.93	$1.16	$1.39	$1.62
13.00%	$ 0.22	$0.45	$0.67	$0.89	$1.11	$1.34	$1.56
14.00%	$ 0.21	$0.43	$0.64	$0.86	$1.07	$1.29	$1.50
15.00%	$ 0.21	$0.41	$0.62	$0.83	$1.03	$1.24	$1.45
16.00%	$ 0.20	$0.40	$0.60	$0.80	$1.00	$1.20	$1.40
17.00%	$ 0.19	$0.38	$0.58	$0.77	$0.96	$1.15	$1.35
18.00%	$ 0.19	$0.37	$0.56	$0.74	$0.93	$1.11	$1.30

Net Present Value Analysis With A Capital Offering

Davidson performed an analysis that estimated the net present value per share of PremierWest common stock under various circumstances, which included the assumption that PremierWest completed a common stock offering of $50.0 million at $0.85 per share assumed to take place during fourth quarter 2012 and that PremierWest completed an exchange of PremierWest’s outstanding TARP preferred stock into PremierWest common shares at a 42.8% discount (at $0.85 per share) to raise PremierWest Bank’s pro forma leverage ratio to above 10.00% as required by the Consent Order. These terms for the capital offering and exchange of TARP preferred stock were included in a non-binding term sheet with potential investors which was executed on August 30, 2012. PremierWest submitted a copy of the term sheet and a separate letter to the Treasury to request for the Treasury’s approval of the transaction, however, the Treasury did not agree to the terms of the transaction. Based on the term sheet from August 30, 2012, PremierWest would issue 90,769,296 shares of common stock which would result in 90.0% ownership dilution for existing PremierWest common shareholders. The analysis assumed PremierWest performed in accordance with the financial forecasts for the years ending December 31, 2012 through December 31, 2016 as discussed with management of PremierWest. To approximate the terminal value of PremierWest common stock at December 31, 2016, Davidson applied price to forward earnings multiples of 9.0x to 15.0x and multiples of tangible book value ranging from 85.0% to 145.0% and assumed a special dividend for common shareholders during the fourth quarter of 2016 for the amount of excess tangible common equity based on a targeted tangible common equity ratio of 8.00%, if any. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 18.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PremierWest’s common stock. In evaluating the discount rate, Davidson used the industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, plus the Ibbotson Industry Premium.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of PremierWest common stock of $0.82 to $1.32 when applying the price to earnings multiples to the financial forecasts and $0.78 to $1.66 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Discount Rate	9.0x	l0.0x	11.0x	12.0x	13.0x	14.0x	15.0x
12.00%	$ 1.03	$1.07	$1.12	$1.17	$1.22	$1.27	$1.32
13.00%	$ 0.99	$1.03	$1.08	$1.13	$1.17	$1.22	$1.27
14.00%	$ 0.95	$1.00	$1.04	$1.09	$1.13	$1.18	$1.22
15.00%	$ 0.92	$0.96	$1.00	$1.05	$1.09	$1.13	$1.18
16.00%	$ 0.88	$0.92	$0.98	$1.01	$1.05	$1.09	$1.13
17.00%	$ 0.85	$0.89	$0.93	$0.97	$1.01	$1.05	$1.09
18.00%	$ 0.82	$0.86	$0.90	$0.94	$0.98	$1.02	$1.05

Tangible Book Value Multiples

Discount Rate	85.0%	95.0%	105.0%	115.0%	125.0%	135.0%	145.0%
12.00%	$ 0.97	$1.09	$1.20	$1.32	$1.43	$1.55	$1.66
13.00%	$ 0.94	$1.05	$1.16	$1.27	$1.38	$1.49	$1.60
14.00%	$ 0.90	$1.01	$1.12	$1.22	$1.33	$1.44	$1.54
15.00%	$ 0.87	$0.97	$1.08	$1.18	$1.28	$1.38	$1.49
16.00%	$ 0.84	$0.94	$1.04	$1.14	$1.23	$1.33	$1.43
17.00%	$ 0.81	$0.90	$1.00	$1.10	$1.19	$1.29	$1.38
18.00%	$ 0.78	$0.87	$0.96	$1.06	$1.15	$1.24	$1.33

Davidson also evaluated how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecasted net income. To illustrate this impact, Davidson performed a similar analysis assuming PremierWest net income in 2016 varied from 75.0% above forecasts to 75.0% below forecasts. This analysis resulted in the following range of per share values for PremierWest common stock, using the same discount rates ranging from 12.00% to 18.00% and a price to forward earnings multiple of 12.0x.

Forecasted 2016 Net Income Variance

Discount Rate	-75.0%	-50.0%	-25.0%	0.0%	25.0%	50.0%	75.0%
12.00%	$ 0.73	$0.88	$1.03	$1.17	$1.32	$1.46	$1.61
13.00%	$ 0.71	$0.85	$0.99	$1.13	$1.27	$1.41	$1.55
14.00%	$ 0.68	$0.82	$0.95	$1.09	$1.22	$1.36	$1.49
15.00%	$ 0.66	$0.79	$0.92	$1.05	$1.18	$1.31	$1.44
16.00%	$ 0.63	$0.76	$0.88	$1.01	$1.13	$1.26	$1.39
17.00%	$ 0.61	$0.73	$0.85	$0.97	$1.09	$1.21	$1.34
18.00%	$ 0.59	$0.70	$0.82	$0.94	$1.05	$1.17	$1.29

In connection with its analysis, Davidson considered and discussed with the PremierWest Board of Directors how the net present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, asset quality, issue price per share in a recapitalization, likelihood of a successful recapitalization, the regulatory risk associated with continued stand-alone operation and potential execution risk for a discounted conversion transaction with the Treasury for the TARP preferred stock in a recapitalization scenario. Davidson noted that the net present value analysis is a widely used valuation methodology, however the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Davidson prepared its analyses for purposes of providing its opinion to PremierWest’s Board of Directors as to the fairness from a financial point of view to holders of shares of PremierWest common stock of the merger consideration and to assist PremierWest’s Board of Directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of PremierWest, Starbuck or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the PremierWest Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors of PremierWest or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to PremierWest in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to PremierWest, Starbuck and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of PremierWest and Starbuck for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. PremierWest selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 9, 2011, PremierWest engaged

Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, PremierWest agreed to pay Davidson a cash fee of $250,000 concurrently with the rendering of its opinion. PremierWest will pay to Davidson at the time of closing of the merger a contingent cash fee of $1.5 million. Further, Davidson received a cash fee of $120,000 from PremierWest as a retainer upon execution of the engagement letter. PremierWest has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Davidson has, in the past, provided certain investment banking services to PremierWest, has had a material relationship with PremierWest and has received compensation and reimbursement of out-of-pocket expenses for such services. Most recently, Davidson served as financial advisor in connection with PremierWest’s consideration of strategic alternatives, including a potential capital offering or branch divestiture. During the two years preceding the date of the opinion, Davidson has had a material relationship with PremierWest, however Davidson has not received compensation for these services except for the compensation already identified. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Interest of PremierWest Directors and Executive Officers in the Merger

In considering the recommendation of PremierWest’s board of directors that you vote to approve the merger agreement, you should be aware that PremierWest’s directors and executive officers have interests in the merger that are different from, or in addition to, those of PremierWest’s shareholders generally. The members of PremierWest’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control. However, at the request of Starbuck, to comply with the SPA, each of the named executive officers (as defined below) has waived benefits directly related to a change in control, and, therefore, the discussion below reflects the terms of such agreements and plans as modified by such waivers.

Employment and SERP Agreements. PremierWest has employment agreements with its President & Chief Executive Officer and the next two highest compensated executive officers that earned total compensation for 2011 in excess of $100,000. These individuals are Messrs. Ford, Anderson and Biddle and are referred to as the “named executive officers.”

The employment agreements with Messrs. Ford and Anderson provide that, upon retirement or in the event of termination without cause or termination for good reason, the executive officer will receive the following: all unvested equity awards will vest; PremierWest will pay the 401(k) matching contribution equal to the amount due if the executive had remained employed through the end of the year; PremierWest will provide health care coverage for the executive officer and spouse for 15 years following termination of employment; for Mr. Anderson, PremierWest will continue to pay premiums on his disability policy until age 65 (except in the case of retirement); for Mr. Ford, PremierWest will continue to pay premiums for long-term care insurance for him and his spouse until they are fully paid (or until the earlier death of the executive or spouse); and PremierWest will transfer title to the corporate vehicle provided to the executive during employment.

In addition, under the employment agreements, Messrs. Ford and Anderson may elect to execute a separation and release agreement (a “Separation Agreement”) referenced in each employment agreement whereby the officer agrees not to compete with PremierWest, in which case the executive officer will continue to receive a monthly payment equal to one-twelfth (1/12th) of the executive officer’s base salary, for each month the executive officer satisfies the terms of the non-compete. Mr. Ford may receive such payments for up to two years after the separation date, while the time period for such payments to Mr. Anderson is one year.

The employment agreement with Mr. Biddle provides that he will not be entitled to any post-termination benefits under the agreement, except that in the event of termination without cause or termination for good reason, PremierWest will transfer title to the corporate vehicle provided during employment, and Mr. Biddle may elect not to compete with PremierWest and sign a Separation Agreement, in which case he will continue to receive a monthly payment for up to one year equal to one-twelfth (1/12th) of his base salary, for each month he satisfies the terms of the non-compete.

Messrs. Ford and Anderson each are parties to a Supplemental Executive Retirement Plan (“SERP”) Agreement. The agreements provide for a maximum benefit of 15 years. The benefit is calculated as a percentage of their annual base salary at the time of separation from service, including termination without cause or termination for good reason. The benefit is payable at the latter of reaching normal retirement age or separation of service. Based on a separation of service at age sixty five (65), Mr. Ford’s and Mr. Anderson’s agreements provide for benefits equal to 42% and 40%, respectively, of their base salary. The SERP Agreements for Messrs. Ford and Anderson accelerate vesting by three years in the event of termination without cause or termination for good reason.

Termination-Related Compensation for PremierWest’s Named Executive Officers. The following table sets forth the amount of payments and benefits that each PremierWest named executive officer would receive in the event of termination without cause or termination for good reason immediately after the merger, assuming the completion of the merger occurred on [                ], 2012. Each of the named executive officers has waived benefits directly related to a change in control, and the amounts set forth in the table below are payable upon a qualifying termination of employment and are not conditioned on a change in control. The payments and benefits may require an advisory vote of PremierWest’s shareholders, as described in the section entitled “Advisory Vote on Termination-Related Compensation for PremierWest’s Named Executive Officers,” but these payments and benefits will be made regardless of the outcome of the vote. Under the terms of the employment agreements with certain named executives and under certain termination scenarios, unvested stock options accelerate; however, the closing price of PremierWest common stock on [                ], 2012 was substantially below the exercise price of all stock options. Therefore, no value is attributed to acceleration upon termination in the table below. In addition, as of [                ], Mr. Biddle owned 500 shares of PremierWest restricted stock that would vest pursuant to the terms of the restricted share award upon consummation of the merger, but Mr. Biddle waived such vesting and such shares will instead be cancelled upon consummation of the merger with no consideration paid for such shares.

Golden Parachute Compensation

Name	Cash (1)	Equity	Pension/ NQDC (2)	Perquisites/ benefits (3)	Total
James M. Ford, President & Chief Executive Officer	$400,000	-	$287,947	$210,651	$898,598
Tom Anderson, Executive Vice President & Chief Administrative Officer	$182,000	-	$182,160	$178,690	$542,850
Douglas N. Biddle, Executive Vice President & Chief Financial Officer	$180,000	-	-	$27,248	$207,248

(1) Represents single trigger payments because amounts are payable upon a qualifying termination of employment and are not conditioned on a change of control. As described above, named executive officers may elect not to compete with PremierWest and sign a Separation Agreement, in which case the executive officer will continue to receive a monthly payment equal to one-twelfth (1/12th) of the executive officer’s base salary, for each month executive officer satisfies the terms of the non-compete. The amount set forth in this column for Mr. Ford would be payable over two years after the separation date, while the amounts set forth in this column for Messrs. Anderson and Biddle would be payable over one year after the separation date.

(2) Represents single trigger payments because amounts are payable upon a qualifying termination of employment and are not conditioned on a change of control. The amounts set forth in this column represent the increase in value as a result of the three-year accelerated vesting of benefits upon a qualifying termination of employment under the respective SERP Agreements of Messrs. Ford and Anderson.

(3) Upon a qualifying termination of employment of Messrs. Ford or Anderson, PremierWest will provide health care coverage for the executive officer and spouse for 15 years following termination of employment ($137,010 for each of Messrs. Ford and Anderson), for Mr. Anderson, continue to pay premiums on his disability policy until age 65 ($6,300), for Mr. Ford, continue to pay premiums for long-term care insurance for him and his spouse until they are fully paid (or until the earlier death of executive or the executive’s spouse) ($29,715), transfer title to the corporate vehicle provided to the executive during employment ($40,926 for Mr. Ford and $32,650 for Mr. Anderson), and pay amounts equivalent to 401(k) matching contributions ($3,000 for Mr. Ford and $2,730 for Mr. Anderson). These payments are single trigger payments because amounts are payable upon a qualifying termination of employment and are not conditioned on a change of control. Upon a qualifying termination of employment of Mr. Biddle following the completion of the merger, PremierWest will transfer title to the corporate vehicle provided during employment. This benefit is a single trigger because it is payable upon a qualifying termination of employment and is not conditioned on a change of control.

No Compensation Payable to Starbuck Executive Officers. None of Starbuck’s executive officers are entitled to receive compensation that is based on or otherwise relates to the merger.

Insurance and Indemnification. For a period of six years following the effective time of the merger, Starbuck will provide directors’ and officers’ liability insurance that serves to reimburse the present and former directors and officers of PremierWest with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger. Starbuck has also agreed to continue to provide indemnification for the present and former directors and officers of PremierWest in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions occurring prior to the effective time of the merger which were committed by such directors and officers in their capacity as such.

Certain Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee benefit matters. See “The Merger Agreement—Certain Employee Matters.”

Effects on PremierWest if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, upon termination of the merger agreement we will continue to evaluate and pursue strategic alternatives but will remain subject to the Consent Order issued by the FDIC and the Oregon DFCS, and the Written Agreement among PremierWest, the FRB and the Oregon DFCS. We are not in compliance with the leverage ratio requirement set forth in the Consent Order, and we would need to raise additional capital or further reduce assets to achieve compliance. As more fully described in “The Merger—Background of the Merger,” management and Davidson have engaged in efforts to raise capital, and were unable to secure a proposal acceptable to Treasury to raise sufficient capital to address the key issues facing PremierWest Bank. In addition, any capital raise would be expected to be significantly dilutive to existing shareholders. If we are unable to gain compliance with the Consent Order, or if regulators deem as material our failure to improve our leverage ratio to the specified amount within the allotted and expired time period, then we could become subject to additional supervisory action, possibly including prompt corrective action. If our regulators were to take additional action, then we could, among other things, be required to raise additional capital or merge within a prescribed period of time. Even without additional regulatory action, our existing capital resources, and projected continued expense related to non-performing assets, limit management’s ability to support future growth and to effectively manage problem credits. If we were unable to complete a significant capital raise, we would expect that we could not achieve meaningful future long term profitability and our tangible common equity would continue to decrease. Further, while the Consent Order is in effect, we are prohibited from paying dividends on the preferred stock issued to Treasury and from making interest payments on TruPS. The dividend rate on the preferred stock is scheduled to increase in February 2014 from 5% per annum to 9% per annum, and the twenty quarter permissible deferral period for payments on the subordinated debentures will expire in the third quarter of 2014. If the Consent Order remains in effect and we are unable to obtain consent from our regulators to pay accrued interest at the end of the permissible deferral period, we would default on $30.9 million of TruPS and be subject to the exercise of remedies for such breach, including possible foreclosure against the stock of PremierWest Bank that was pledged to secure payment of obligations under the TruPS.

In addition, under specified circumstances, if the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, we may be required to pay Starbuck a termination fee and expenses as described under the caption “The Merger Agreement—Termination of the Merger Agreement and Termination Fee.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to “U.S. holders”, as defined below, of PremierWest common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger that may arise under (i) the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or (ii) the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options or restricted stock. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who acquired their shares of PremierWest common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for U.S. federal income tax purposes or who are otherwise subject to special tax treatment under the Code.

As used herein, the term “U.S. holder” means a beneficial owner of PremierWest common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds PremierWest common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding PremierWest common stock should consult their own tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect as of the date of this proxy statement. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

In general, the receipt of cash for PremierWest common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you receive cash in exchange for your shares of PremierWest common stock pursuant to the merger, you will generally realize and recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains recognized by non-corporate U.S. holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may be subject to backup withholding on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service. The backup withholding rate is 28%.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the tax consequences of the merger to you, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Approvals

Consummation of the merger and the transactions contemplated by the merger agreement are subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

Board of Governors of the Federal Reserve System. The merger is subject to the prior approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In considering whether to approve the merger, the FRB will evaluate the competitive effects of the merger, the adequacy of assurances related to the provision of information to the FRB, the financial condition, managerial resources and future prospects of the parties, the convenience and needs of the community, the record of the parties in combating money-laundering, and the effect of the transaction on financial stability. The FRB will also consider interstate banking factors similar to those reviewed by the FDIC as described in the following paragraph.

Federal Deposit Insurance Corporation. The transactions contemplated by the merger agreement are subject to the prior written approval of the FDIC pursuant to the Bank Merger Act. In considering whether to approve the merger, the FDIC will evaluate the competitive effects that the merger will have on banking in the communities served by the banks, examine the capital, management, earnings and future prospects of the parties involved in the merger, assess the convenience and needs of the communities served by the banks and any effect of the transaction on financial stability, and take into consideration the effectiveness of each insured party with regard to combating money-laundering activities. Because the merger will be an interstate merger, the FDIC will also consider Oregon law with respect to interstate bank mergers (including seasoning or age requirements), planned compliance with local filing requirements, deposit concentration limits, the Community Reinvestment Act record of both AmericanWest Bank and PremierWest Bank, and the adequacy of AmericanWest Bank’s capital and management.

Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the regulatory approval, the waiting period may be reduced to 15 days.

State of Washington. Under Title 30 of the Revised Code of Washington, a Washington state-chartered bank may merge with an out-of-state bank with the prior approval of the director of the Washington DFI. The director of the Washington DFI will approve a merger transaction if the director finds that:

•	the proposed transaction will not be detrimental to the safety and soundness of the applicant or the resulting bank;

•	any new officers and directors of the resulting bank are qualified by character, experience and financial responsibility to direct and manage the resulting bank; and

•	the proposed merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Washington and is otherwise in the public interest.

State of Oregon. Under the Oregon Bank Act, the merger agreement must be submitted to the director of the Oregon DFCS for approval. The director of the Oregon DFCS will approve the merger agreement if the director finds that:

•	the transaction conforms with the provisions of the Oregon Bank Act;

•	the transaction will not be detrimental to the safety and soundness of the resulting bank;

•	the transaction is not contrary to the public interest; and

•	the director is satisfied that the transaction is permitted by the state or federal supervisory authority having jurisdiction over the resulting insured stock institution or acquiring company.

Status of Applications and Notices. Starbuck and PremierWest have agreed to file or cause to be filed as soon as reasonably practicable all applications necessary to receive the requisite approvals of the FRB, the FDIC, the Washington DFI and the Oregon DFCS.

There can be no assurance that the FRB, the FDIC, the Washington DFI or the Oregon DFCS will approve the merger and transactions contemplated by the merger agreement. If such approvals are received, there can be no assurance as to the date of such approvals, or that such approvals will not contain any conditions, restrictions or requirements that are materially and unreasonably burdensome.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement does not purport to describe all of the terms of the merger agreement. The following summary is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

The merger will result in PremierWest merging with and into Pearl Merger Sub, a wholly owned subsidiary of Starbuck, with Pearl Merger Sub surviving the merger. Immediately following the merger, PremierWest Bank will merge with and into AmericanWest Bank, with AmericanWest Bank as the surviving bank. If the shareholders of PremierWest approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first half of 2013. We cannot predict, however, the exact timing of the consummation of the merger or whether the merger will be consummated at all.

Merger Consideration

Upon completion of the merger, shares of PremierWest common stock will be converted into the right to receive $1.65 in cash, without interest, subject to deduction for any required withholding tax. As a result of the merger, certificates for PremierWest common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger. In addition, Starbuck will purchase, immediately prior to and contingent upon the occurrence of the closing of the merger, the PremierWest preferred stock and warrant issued to the Treasury under the Capital Purchase Program for $41.4 million in cash.

Merger Financing

Starbuck’s obligation to complete the merger is not subject to a financing condition. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be $58.0 million, which includes (i) approximately $41.4 million to purchase and subsequently cancel the preferred stock and warrant issued by PremierWest to the Treasury, which cash amount equals the liquidation preference of the preferred stock, excluding approximately $6.6 million of accrued and unpaid dividends that will be forfeited upon cancellation of the preferred stock, and (ii) $16.6 million to pay PremierWest’s common shareholders the amounts due to them under the merger agreement at the closing of the merger.

Exchange of PremierWest Stock Certificates

Prior to the closing, Starbuck will deposit with a paying agent cash in an amount equal to the total merger consideration payable to PremierWest shareholders. The paying agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of PremierWest common stock. As soon as reasonably practicable following the closing of the merger, the paying agent will mail to each holder of record of PremierWest common stock a form of transmittal letter with instructions on how to surrender certificates representing shares of PremierWest common stock in exchange for the merger consideration.

Please do not send in your PremierWest stock certificates until you receive the letter of transmittal and instructions from the paying agent. Please do not return your stock certificates with the enclosed proxy.

After you mail the letter of transmittal and your PremierWest stock certificates in accordance with the paying agent’s instructions, a check in the amount of cash that you are entitled to receive will be mailed to you. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the merger.

Any portion of the cash to be paid in the merger that remains undistributed to shareholders of PremierWest one year after the effective date of the merger will, upon demand of Starbuck, be delivered to Pearl Merger Sub, and any shareholders who have not theretofore received their merger consideration must look only to Pearl Merger Sub for payment of the merger consideration, subject to abandoned property, escheat or similar laws.

If your PremierWest stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The paying agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Starbuck against claims related to your common stock.

After the merger is completed, there can be no transfers of PremierWest shares.

Effective Date and Time of the Merger

The merger agreement provides that the merger will be effective at such time as articles of merger are duly filed with the Oregon Secretary of State. It is currently anticipated that the merger will become effective in the first half of 2013, assuming all conditions to the respective obligations of Starbuck and PremierWest to complete the merger have been satisfied, although delays could occur. We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied. Further, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before May 29, 2013, unless failure to complete the merger by that time is due to the failure of the party seeking to terminate to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement.

Conduct of Business Pending Effective Time

From the date of the merger agreement and until the merger is effective, except as permitted by the merger agreement or as previously disclosed to Starbuck, or as Starbuck otherwise consents in writing, PremierWest must not and must cause its subsidiaries not to:

•	issue shares, stock options or similar rights;

•	pay dividends or repurchase shares;

•	split or reclassify capital stock;

•	amend its corporate documents;

•	complete any acquisitions of other entities;

•	liquidate or restructure;

•	incur indebtedness other than in the ordinary course of business consistent with past practice;

•	incur capital expenditures in excess of $50,000;

•	modify material contracts;

•	commence litigation or settle litigation other than in the ordinary course of business involving payments of damages not in excess of $100,000 individually or $200,000 in the aggregate;

•	change accounting methods;

•	make certain tax elections;

•	enter into employment or similar agreements or grant wage increases (other than ordinary course increases not in excess of 3% in the aggregate or 5% for any individual employee) or bonuses;

•	enter into new, or modify existing, employee benefit plans;

•	dispose of assets;

•	enter into new lines of business or change banking policies;

•	open or close branches; or

•	commit to do any of the foregoing prohibited actions.

We refer you to Article V of the merger agreement, which is attached as Appendix A to this proxy statement for a more complete description of restrictions and agreements on the conduct of the business of PremierWest and Starbuck pending the merger.

Additional Covenants

In addition to the other covenants identified in this proxy statement:

•	PremierWest has agreed to afford to Starbuck and its representatives reasonable access to its properties, assets, books, contracts, commitments, personnel and records, and to furnish

Starbuck with its financial statements and certain reports and upon request from Starbuck certain other business information;

•

The parties have agreed to use reasonable best efforts to take all actions necessary or advisable to consummate and make effective the merger, including reasonable best efforts to obtain all required approvals from governmental authorities, and to keep each other apprised of the status of certain matters;

•	PremierWest and the PremierWest board have agreed not to take any action that would cause any takeover law to become applicable to the merger agreement or the merger;

•

The parties have agreed to promptly notify the other of certain matters, and to consult with the other party and, in certain circumstances, obtain consent prior to issuing any press release or public statement related to the merger;

•

PremierWest has agreed to give Starbuck an opportunity to participate in any shareholder litigation against PremierWest related to the merger and must obtain consent to settle such litigation in certain circumstances;

•

The parties have agreed to take all such steps as may be necessary or appropriate to cause a disposition of shares or conversion of any derivative securities in respect of such shares in connection with the consummation of the merger to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended;

•

If PremierWest fails to obtain the requisite shareholder approval, each of the parties has agreed in good faith to use its reasonable best efforts to negotiate a restructuring of the transactions and resubmit the transaction for shareholder approval;

•	PremierWest has agreed to use commercially reasonable efforts to maintain adequate insurance;

•

The parties have agreed to take all actions necessary for Starbuck to assume at the effective time of the merger the obligations of PremierWest under the indentures related to PremierWest’s TruPS, and PremierWest will cooperate in order to allow redemption of the TruPS promptly upon or following the effective time of the merger; and

•

PremierWest has agreed to take and cause PremierWest Bank to take all actions necessary to consummate the merger of PremierWest Bank with and into AmericanWest Bank immediately following the effective time of the merger.

PremierWest has also agreed to prepare and file this proxy statement within 20 days from the date of the merger agreement, which time period has been extended, and, as soon as reasonably practicable, convene a special meeting of shareholders to consider and vote on the merger agreement and recommend approval of the merger agreement, except as follows. If at any time prior to obtaining the requisite shareholder approval, (1) PremierWest receives a written Acquisition Proposal that the PremierWest board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions set forth in the merger agreement, (3) the PremierWest board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (4) the PremierWest board determines in good faith after consulting with outside counsel that the failure to change its recommendation would be inconsistent with fiduciary duties, then the PremierWest board may submit the merger agreement to shareholders without recommendation and communicate the basis for its lack of a recommendation. The foregoing right to change the PremierWest board’s recommendation is subject to certain negotiation and “matching rights” of Starbuck.

No Solicitation

So long as the merger agreement is in effect, PremierWest shall not, and shall not permit or authorize any of its subsidiaries or any director, officer, employee, investment banker or other representative of PremierWest to:

•

solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal; or

•	resolve, propose or agree to do any of the foregoing.

However, if at any time prior to obtaining the requisite shareholder approval:

•	PremierWest receives a written Acquisition Proposal that the PremierWest board believes in good faith to be bona fide;

•	such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions set forth in the merger agreement;

•	the PremierWest board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal; and

•	the PremierWest board determines in good faith after consulting with outside counsel that the failure to take the actions referred to directly below would be inconsistent with its fiduciary duties;

then PremierWest may (x) furnish information with respect to PremierWest and its subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

For purposes of the merger agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of PremierWest and its subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of PremierWest and its subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of PremierWest or any resulting parent company of PremierWest or (C) involving PremierWest or any of its subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of PremierWest and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that (A) the PremierWest board reasonably determines in good faith after consultation with outside counsel and its financial advisor, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or persons making the proposal, (x) is more favorable to the shareholders of

PremierWest from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Starbuck in response to such proposal, and including any break-up fees and expense reimbursement provisions, and (y) is reasonably likely of being completed on the terms proposed on a timely basis, (B) is not subject to any due diligence investigation, financial or other contingency, other than the receipt of the approvals of governmental authorities and the PremierWest shareholders and other contingencies substantially similar to those contained in the merger agreement, including not being subject to any financing contingency or condition, and (C) the terms of which contemplate a treatment of the TARP securities that has been presented to and accepted by Treasury in writing, except in circumstances where the TARP securities will remain outstanding or where Treasury acceptance of the terms is not otherwise required, except that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” are deemed to be references to “50%.”

Conditions to Completion of the Merger

The respective obligations of Starbuck and PremierWest to consummate the merger are subject to the satisfaction, or waiver by the other party (except as otherwise required by law), of the following conditions:

•	receipt of the approval of PremierWest shareholders;

•	receipt of all necessary regulatory approvals;

•	absence of an injunction or law prohibiting the transaction;

•

the parties’ representations and warranties being true and correct as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards in the merger agreement; and

•	the parties being in material compliance with all covenants.

In addition, Starbuck’s obligations are subject to the satisfaction or waiver of the following conditions:

•	no governmental entity will have taken any action, nor will any law have been enacted, which imposes any restriction on Starbuck or its affiliates that is materially and unreasonably burdensome;

•	Starbuck will have received an officer’s certificate from PremierWest certifying satisfaction of certain closing conditions;

•	absence of a material adverse effect on PremierWest;

•	no litigation related to the merger, except as would not have a material adverse effect;

•	PremierWest will have delivered a certificate establishing that it is not a “United States real property holding corporation;”

•	completion of the purchase by Starbuck from Treasury of the PremierWest preferred stock and warrant previously issued to Treasury and the subsequent cancellation of such securities by PremierWest;

•

Shares of PremierWest common stock will remain listed on The NASDAQ Capital Market as of the special shareholder meeting and no other event will have occurred that would provide dissenters’ rights under Oregon law; and

•

PremierWest’s consolidated common stockholders’ equity less goodwill and other intangibles as of the effective time of the merger will be equal to or greater than $30 million and PremierWest Bank’s allowance for loan and lease losses as of the merger will be equal to or greater than $16 million.

In addition, PremierWest’s obligations are subject to the satisfaction or waiver of the following conditions:

•	PremierWest will have received an officer’s certificate from Starbuck certifying satisfaction of certain closing conditions; and

•	PremierWest will have received evidence that the merger consideration has been delivered to the paying agent.

PremierWest cannot guarantee whether all of the conditions to the acquisition will be satisfied or waived by the party permitted to do so. See Articles VI and VII of the merger agreement, which is attached to this proxy statement as Appendix A, for a more complete description of the conditions to the merger.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters. For a period of one year following the effective time of the merger, Starbuck will provide to each PremierWest employee at the time of the merger and who remains employed, for so long as such employee remains employed, compensation and employee benefits that are no less favorable in the aggregate to the compensation and benefits provided to similarly situated employees of AmericanWest Bank, except that PremierWest employees shall remain on certain group benefit plans through December 31, 2013. PremierWest employees will receive full credit for service with PremierWest for purposes of eligibility, vesting and determination of the level of benefits, but not for purposes of benefit accruals (except for vacation, paid time off/sick leave and severance, if applicable), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Starbuck or its subsidiaries to the same extent such service was recognized by PremierWest.

Also, upon the effective time of the merger, PremierWest employees who do not otherwise have severance arrangements that remain employed will become eligible for participation in the severance plan applicable to employees of AmericanWest Bank.

Representations and Warranties of PremierWest and Starbuck

The merger agreement contains a number of customary representations and warranties made by Starbuck and PremierWest with respect to themselves and their respective subsidiaries. PremierWest has representations and warranties to Starbuck regarding the condition and operation of PremierWest and its subsidiaries. These include representations regarding:

•	corporate organization, standing and authority;

•	authorized and outstanding capital stock;

•	subsidiaries and joint ventures;

•	corporate power and authority to enter into the merger agreement;

•	approvals and consents required to complete the transaction;

•	the absence of defaults as a result of the transaction;

•	the accuracy and completeness of corporate records, including financial statements;

•	the absence of material adverse changes in business or financial condition;

•	the absence of any legal proceedings;

•	regulatory matters;

•	compliance with all laws and regulations;

•	the absence of any undisclosed liabilities;

•	the adequacy of internal controls;

•	no material breaches under material contracts;

•	the absence of brokerage commissions, finder’s fees or other like payments;

•	employee benefits, employment agreements and employee matters;

•	labor matters and disputes;

•	absence of environmental problems;

•	payment of all taxes and other tax matters;

•	derivatives contracts;

•	loan portfolio;

•	real and personal property;

•	intellectual property;

•	insurance;

•	transactions with affiliates;

•	shareholder approval and no anti-takeover provisions; and

•	receipt of fairness opinion.

Starbuck has made representations and warranties to PremierWest regarding its financial ability to complete the transaction; corporate power and authority to enter into the merger agreement; approvals and consents required to complete the transaction; the absence of defaults as a result of the transaction; its corporate organization, standing and authority; brokers; legal proceedings; and compliance with laws.

For information on these representations and warranties, please refer to Articles III and IV of the merger agreement, which is attached to this proxy statement as Appendix A. Such representations and warranties generally must remain accurate through the completion of the merger, subject to the materiality standards in the merger agreement.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated and the merger abandoned at any time upon the mutual written consents of Starbuck and PremierWest.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Starbuck or PremierWest if:

•

the merger is not consummated on or before seven months after the date of the merger agreement, or by May 29, 2013 (the “Outside Date”), except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or comply in all material respects with the covenants and agreements of that party set forth in the merger agreement and of which shall have been the direct cause, or resulted directly in, the failure of the merger to be consummated by the Outside Date;

•

any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

•	PremierWest’s shareholders do not approve the merger agreement.

In the event that (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to PremierWest’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of PremierWest or the PremierWest board or any committee thereof, (B) the merger agreement is thereafter terminated by PremierWest or Starbuck pursuant to the first or third bullet point in the paragraph above, and (C) within 12 months after the date of such termination, PremierWest enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, publicly disclosed or communicated prior to termination (provided that for purposes of clause (C), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”), then PremierWest will be obligated to pay Starbuck a $1 million termination fee.

Starbuck may terminate the merger agreement if Starbuck or any of its affiliates receives written notice from or is otherwise advised by a governmental authority that it will not grant (or intends to rescind or revoke if previously approved) a required regulatory approval for the merger, or receives written notice from or is otherwise advised by a governmental authority that it will not grant such required regulatory approval for the merger without imposing a restriction, requirement or condition having an effect that is materially and unreasonably burdensome.

Starbuck may also terminate the merger agreement, in which case PremierWest will be obligated to pay Starbuck a $1 million termination fee, if:

•

PremierWest breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of Section 5.2 or 5.3(b) of the merger agreement), or if any representation or warranty of PremierWest becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the merger agreement would result in the failure of any of the conditions to the obligations of both parties set forth in Section 6.1 or to the obligations of Starbuck set forth in Section 6.2 of the merger agreement, and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to PremierWest of such breach or failure; provided that Starbuck shall not have the right to terminate the merger agreement pursuant to the foregoing if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

•

(A) PremierWest submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation, (B) PremierWest or the PremierWest board (or any committee thereof) shall approve or recommend, or cause or permit PremierWest to enter into, an alternative acquisition agreement relating to an Acquisition Proposal as those terms are defined in the merger agreement, (C) PremierWest shall have breached any of its obligations under Section 5.2 or 5.3(b) of the merger agreement, or (D) PremierWest or the PremierWest board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

PremierWest may terminate the merger agreement, in which case PremierWest will be obligated to pay Starbuck a $2.5 million termination fee, if at any time prior to the requisite PremierWest shareholder approval, (A) PremierWest is not in breach of the non-solicitation provision or in material breach of any other provision in the merger agreement, (B) the PremierWest board determines in good faith after consulting with outside counsel and independent financial advisors that an unsolicited Acquisition Proposal constitutes a Superior Proposal, (C) the PremierWest board determines in good faith after consulting with outside counsel that the failure to terminate the merger agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties to the shareholders of PremierWest, and (D) concurrently with the termination, PremierWest enters into a binding definitive agreement with respect to the Superior Proposal. The foregoing termination right is subject to certain “matching rights” of Starbuck.

PremierWest may also terminate the merger agreement, in which case Starbuck will be obligated to pay PremierWest a $1 million termination fee, if Starbuck or Pearl Merger Sub breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Starbuck or Pearl Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the merger agreement would result in the failure of any of the conditions to the obligations of both parties set forth in Section 6.1 or to the obligations of PremierWest set forth in Section 6.3 of the merger agreement, and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to Starbuck of such breach or failure; provided that PremierWest shall not have the right to terminate the merger agreement pursuant to the foregoing if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Amendments and Waivers

The merger agreement may be amended, modified or supplemented in writing by the parties at any time prior to the effective time of the merger, or any party may waive in writing any of the terms of the merger agreement, except that after the requisite shareholder approval has been obtained no amendment or waiver may be made that would require further shareholder approval.

Effect of the Merger on PremierWest Stock Options and Restricted Shares

At the effective time of the merger, each option to purchase shares granted by PremierWest under its stock incentive plans, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger, will terminate and the holder of such option will not be entitled to any consideration in connection with such termination. All of PremierWest’s outstanding stock options are underwater and are expected to be unexercised and cancelled upon closing of the merger.

As of [                ], 2012, there were 750 shares of PremierWest restricted stock outstanding. At the effective time of the merger, 500 shares of the PremierWest restricted stock outstanding will be cancelled with no consideration paid for such shares, and the remaining restricted stock outstanding will by virtue of the merger fully vest and be treated as an outstanding share of PremierWest common stock under the merger agreement entitled to receive the merger consideration.

Voting Agreements

Certain of PremierWest’s directors have executed and delivered to Starbuck a voting agreement in connection with the execution and delivery of the merger agreement by PremierWest. In the voting agreement, each individual agreed to vote his shares of PremierWest’s common stock in favor of the merger agreement and against any competing transactions that may be proposed. In addition, each individual agreed to not transfer his shares of PremierWest’s common stock prior to the consummation of the merger or solicit alternative acquisition proposals in their capacity as a shareholder. Director Georges St. Laurent did not execute a voting agreement in connection with the merger agreement.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is listed on The NASDAQ Capital Market under the symbol “PRWT”. The following table presents the high and low sales prices of our common stock for each period, based on inter-dealer prices that do not include retail mark-ups, mark-downs or commissions, on an as adjusted basis to take into account our one-for-ten reverse stock split effective February 10, 2011:

	Price range of common stock
	High	Low
Fiscal year ending December 31, 2012
Fourth quarter (through December [ ], 2012	$1.81	$1.03
Third quarter	1.55	1.14
Second quarter	2.02	1.29
First quarter	2.13	0.78
Fiscal year ended December 31, 2011
Fourth quarter	1.12	0.76
Third quarter	1.88	0.87
Second quarter	2.55	1.25
First quarter	4.50	2.13
Fiscal year ended December 31, 2010
Fourth quarter	5.50	3.10

The closing sale price of our common stock as quoted on The NASDAQ Capital Market on October 26, 2012, the last trading day prior to announcement of the execution of the merger agreement, was $1.51 per share. The $1.65 per share to be paid for each share of common stock in the merger therefore represents a premium of approximately 9.27% to the closing sale price on October 26, 2012.

We suspended the payment of dividends on our common stock in the second quarter of 2009. Therefore, we have paid no dividends to holders of our common stock during the periods set forth above. Our ability to pay dividends is limited by regulatory restrictions, and by contractual restrictions under agreements with the Treasury and under indentures in connection with our TruPS. We have historically relied on dividends from PremierWest Bank as our primary source of funds to pay dividends to our shareholders. The ability of PremierWest Bank to pay dividends to PremierWest is limited by regulatory restrictions, its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to PremierWest Bank as a bank that is regulated by the FDIC and Oregon DFCS. If we do not satisfy all regulatory requirements, we cannot pay dividends on our common stock. Finally, the Federal Reserve, which regulates the activities of PremierWest, has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, we cannot predict when we would resume paying dividends to our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of [            ], 2012, the number of shares of PremierWest capital stock beneficially owned by each person or entity known by PremierWest to own beneficially more than 5% of the outstanding shares of any class of stock, each director, each executive officer, shares held in the PremierWest 401(k) plan and all directors and executive officers as a group. The address for each of George St. Laurent and John Duke is c/o PremierWest Bancorp, 503 Airport Road, Medford, Oregon 97504.

Name and Title of Beneficial Owner	Class of Stock	Shares of Stock (1)	Restricted Stock Vesting Within 60 Days	Stock Options Exercisable Within 60 Days	Shares Held in 401(k) Plan (2)	Total Shares of Stock Owned (3)	Percentage of Class Owned (4)
Thomas Becker, Director	Common	106,858	-	1,641	-	108,499	1.08%
Mary Carryer, Director	Common	-	-	-	-	-	*
Bruce Currier, Director	Common	-	-	-	-	-	*
John Dickerson, Director	Common	49,145	-	1,171	-	50,316	*
John A. Duke, Director	Common	687,433	-	2,043	-	689,476	6.87%
Dennis Hoffbuhr, Director	Common	27,085	-	2,043	-	29,128	*
Patrick G. Huycke, Director Chairman PremierWest Bancorp	Common	73,266	-	2,043	-	75,309	*
Brian Pargeter, Director	Common	45,851	-	430	-	46,281	*
James Patterson, Director	Common	4,526	-	1,970	-	6,496	*
Georges C. St. Laurent, Jr., Director	Common	987,833	-	-	-	987,833	9.84%
Rickar Watkins, Director	Common	23,285	-	1,641	-	24,926	*
John Anhorn, Director Chairman PremierWest Bank	Common	23,154	-	4,147	-	27,301	*
Richard Hieb, Director	Common	13,583	-	3,383	3,024	19,990	*
Tom Anderson, Executive Vice President & Chief Administrative Officer	Common	28,933	-	3,348	1,347	33,628	*
Douglas Biddle, Executive Vice President & Chief Financial Officer	Common	1,000	-	-	-	1,000	*
Joe Danelson, Executive Vice President & Chief Credit Officer	Common	-	-	788	5,771	6,559	*
Steve Erb, Executive Vice President, Community Banking	Common	12,851	-	-	3,422	16,273	*
James M. Ford, President & Chief Executive Officer	Common	18,208	-	6,434	38	24,680	*
Kenneth A. Wells, Executive Vice President & Chief Marketing Officer	Common	-	-	79	1,117	1,196	*
PremierWest 401K Plan	Common	281,105	-	-	-	281,105	2.80%
U.S. Department of the Treasury	Series B. Preferred	41,400	-	-	-	41,400	100%
U.S. Department of the Treasury	Common (Warrant)	109,039	-	-	-	109,039	1.09%
All Directors and Executive Officers as a Group (19 persons and a 401K Plan)	Common	2,384,116	-	31,161	-	2,429,996	24.22%

(1)	Represents shares deemed beneficially owned, including shares held in trusts, Individual Retirement accounts, SEP Accounts or by the individual’s spouse.
(2)	Represents those shares held in the PremierWest Bancorp 401K Profit Sharing Plan for the benefit of the executive officer.
(3)	Represents the total number of shares owned, and includes stock options and restricted shares exercisable within sixty (60) days.
(4)	* indicates less than 1.0 percent

ADVISORY VOTE ON TERMINATION-RELATED COMPENSATION

FOR PREMIERWEST’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PremierWest is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As may be required by those rules, PremierWest is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement entitled “The Merger—Interests of PremierWest Directors and Executive Officers in the Merger—Termination-Related Compensation for PremierWest’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

PremierWest has entered into individual agreements that provide for benefits upon a qualifying termination of employment because it is necessary to do so in order to recruit new executive officers in its industry, which has experienced ongoing consolidation. These protections also serve as a retention device.

The vote on executive officer compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the executive officer compensation and vice versa. Because the vote on executive officer compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either PremierWest or Starbuck. Accordingly, because PremierWest is contractually obligated to pay the compensation, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger requires that the votes cast in person or by proxy at the special meeting in favor of the proposal exceed the votes cast opposing the proposal. An abstention, broker non-vote or failure to vote will have no effect on the outcome of this proposal.

The Board of Directors of PremierWest recommends that shareholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that we do not have sufficient votes for a quorum or to approve the matters to be considered by our shareholders at the special meeting of shareholders, PremierWest intends to adjourn the meeting to permit further solicitation of proxies. PremierWest can only use proxies it receives at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its shareholders as a separate matter for consideration.

The Board of Directors of PremierWest recommends that the shareholders vote “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If shareholders properly execute their proxy, PremierWest will consider that those shareholders voted in favor of the adjournment proposal unless their proxy indicates otherwise. If PremierWest adjourns its special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of PremierWest common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or a broker non-vote will have the same effect as a vote against the proposal. A failure to vote, however, will have no effect on the outcome of the proposal.

OTHER BUSINESS

As of the date of this proxy statement, our Board of Directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2013 only if the merger is not completed. Proposals of shareholders intended to be presented at the 2013 annual meeting of shareholders and nominees to be proposed for election as directors at the 2013 annual meeting must be delivered in accordance with our bylaws and received by our Corporate Secretary, Tom Anderson, at 503 Airport Road, Medford, Oregon 97504, no later than December 15, 2012, to be entitled to have the proposal included in our proxy statement for the 2013 annual meeting of shareholders.

In addition, our Bylaws contain an advance notice provision that requires that all business proposed by a shareholder that will be conducted or considered at a meeting must meet notice requirements. For business to be properly submitted by a shareholder for a vote at an annual meeting, the shareholder must (i) be a shareholder of record as of the record date for the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely notice in writing of the proposal to be submitted by the shareholder for a vote. The shareholder’s notice must be delivered to our Corporate Secretary at our principal executive offices. To be timely, a shareholder’s notice must be received by the Corporate Secretary at least 60 calendar days before the date corresponding to the date on which our proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if we did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Corporate Secretary a reasonable time before we mail our proxy materials for the annual meeting, but in any event at least 30 days before we mail our proxy materials for the annual meeting.

A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of PremierWest that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Shareholders who share a single address will receive only one proxy statement at that address unless PremierWest has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce PremierWest’s printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact PremierWest Bancorp at 503 Airport Road, Medford, Oregon 97504, Attn: Tom Anderson, Corporate Secretary, or at (541) 618-6003. PremierWest will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder of record receiving multiple copies of this proxy statement, you can request householding by contacting PremierWest in the same manner. If you own your shares of PremierWest common stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investor Relations” section of our website at www.PremierWestBank.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to PremierWest Bancorp at 503 Airport Road, Medford, Oregon 97504, Attn: Tom Anderson, Corporate Secretary, or at (541) 618-6003, on our website at www.PremierWestBank.com or from the SEC through the SEC’s website at http://www.sec.gov.

Starbuck has supplied all information pertaining to Starbuck Bancshares, Inc. and Pearl Merger Sub Corp., and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [            ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDICES

Appendix A:         Agreement and Plan of Merger, dated October 29, 2012

Appendix B:         D.A. Davidson & Co. fairness opinion

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STARBUCK BANCSHARES, INC.,

PEARL MERGER SUB CORP.

and

PREMIERWEST BANCORP

Dated as of October 29, 2012

Page
Article I

THE MERGER

i

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	Section 5.2(g)(1)

Action	Section 3.10

Adverse Recommendation Change	Section 5.2(b)

Affiliate	Section 8.3(a)

Agency	Section 3.17(h)(1)

Agreement	Preamble

Alternative Acquisition Agreement	Section 5.2(b)

Articles of Merger	Section 1.3

Balance Sheet	Section 3.6(a)

Bank	Recitals

Bank Bylaws	Section 3.1(b)

Bank Charter	Section 3.1(b)

Bank Merger	Recitals

Bank Plan of Merger	Section 5.18

Book-Entry Shares	Section 2.1(a)

Breaching Party	Section 7.3(d)

Business Day	Section 8.3(b)

Certificate	Section 2.1(a)

Closing	Section 1.2

Closing Date	Section 1.2

Code	Section 2.4

Company	Preamble

Company 401(k) Plan	5.16(b)

Company Board	Recitals

Company Bylaws	Section 3.1(b)

Company Charter	Section 3.1(b)

Company Disclosure Letter	Article III

Company Employees	Section 5.16(a)

Company Intellectual Property	Section 3.20

Company Plans	Section 3.13(a)

Company Reports	Section 3.12

Company Restricted Share	Section 2.2(b)

Company Shareholders Meeting	Section 5.3(b)

Company Stock Awards	Section 3.2(b)

Company Stock Option	Section 2.2(a)

Company Stock Plans	Section 2.2(a)

Confidentiality Agreement	Section 5.4

Contract	Section 3.5(a)

control	Section 8.3(c)

Derivative Contract	Section 3.27

Effective Time	Section 1.3

Environmental Laws	Section 3.26

ERISA	Section 3.13(a)

Exchange Act	Section 3.6(b)

FDIC	Section 3.1(c)

Federal Reserve	Section 3.12

GAAP	3.6(a)

Governmental Entity	Section 3.5(b)

Group Benefit Plans	Section 5.16(a)

Indebtedness	Section 5.1(g)

Indemnified Party	Section 5.15

Indentures	Section 5.17(c)

Insurer	Section 3.17(h)(3)

IRS	Section 3.13(a)

knowledge	Section 8.3(d)

Law	Section 3.5(a)

Liens	Section 3.2(a)

Loan Investor	Section 3.17(h)(2)

Loans	Section 3.17(a)

Material Adverse Effect	Section 3.1(a)

Material Contract	Section 3.16(a)(13)

Merger	Recitals

Merger Consideration	Section 2.1(a)

Merger Sub	Preamble

NASDAQ	Section 3.12

Non-Breaching Party	Section 7.3(d)

OBCA	Recitals

Oregon DFCS	Section 3.12

Oregon Secretary of State	Section 1.3

Outside Date	Section 7.1(b)(i)

Parent	Preamble

Paying Agent	Section 2.3(a)

Payment Fund	Section 2.3(a)

Permits	Section 3.11(a)

Permitted Liens	Section 3.19

Person	Section 8.3(e)

Premium Cap	Section 5.14

Proxy Statement	Section 3.8

Regulations	Section 3.15(o)(1)

Regulatory Agreement	Section 3.28

Representatives	Section 5.2

Requisite Regulatory Approvals	Section 6.1(b)

Sarbanes-Oxley Act	Section 3.6(b)

SEC	Section 3.5(b)

Shareholder Approval	Section 3.4(a)

Shares	Section 1.7

Subsidiary	Section 8.3(f)

Superior Proposal	Section 5.2(g)(2)

Surviving Corporation	Recitals

Takeover Laws	Section 3.21

TARP Preferred Stock	Recitals

TARP Purchase	Recitals

TARP Securities	Recitals

TARP Warrant	Recitals

Tax	Section 3.15(o)(2)

Tax Authority	Section 3.15(o)(3)

Tax Law	Section 3.15(o)(4)

Tax Return	Section 3.15(o)(5)

Termination Fee	Section 7.3(b)(ii)

v

Treasury	Recitals

Treasury Letter	Recitals

Voting Agreements	Recitals

Washington DFI	Section 4.3(b)

Schedules

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2012, among STARBUCK BANCSHARES, INC., a Minnesota corporation (“Parent”), PEARL MERGER SUB CORP., an Oregon corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PREMIERWEST BANCORP, an Oregon corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Oregon Business Corporation Act (the “OBCA”), the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into voting agreements with Parent (collectively, the “Voting Agreements”) pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent intends to purchase, immediately prior to and contingent upon the occurrence of the Closing, from the United States Department of Treasury (the “Treasury”), 41,400 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “TARP Preferred Stock”) and the warrant, dated February 13, 2009, to purchase 109,039 Shares at an exercise price of $57.00 per share (the “TARP Warrant“ and, collectively with the TARP Preferred Stock, the “TARP Securities”), all on the terms and subject to the conditions set forth in the letter dated October 23, 2012 from the Treasury to the Company (the “Treasury Letter”) (collectively, the “TARP Purchase”), and, immediately following the consummation of the TARP Purchase but immediately prior to and contingent upon the occurrence of the Closing, Parent shall deliver the TARP Securities to the Company for cancellation or otherwise provide evidence of Treasury’s authorization for the Company to cancel the TARP Securities;

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, PremierWest Bank, a wholly owned Subsidiary of the Company (the “Bank”), will be merged with and into AmericanWest Bank, a wholly owned Subsidiary of Parent (such merger, the “Bank Merger”), with AmericanWest Bank as the surviving entity in the Bank Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA, at the Effective Time, the Company shall be merged with and into Merger Sub. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Parent.

Section 1.2    Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3    Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger, in such appropriate form as determined by the parties (the “Articles of Merger”), with the Secretary of State of the State of Oregon (the “Oregon Secretary of State”), executed in accordance with the relevant provisions of the OBCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the OBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Oregon Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the OBCA, including Section 60.497 of the Oregon Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Articles of Incorporation; Bylaws.

(a)              At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)              At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6    Directors; Officers.

(a)              The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(b)              The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.7    Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of the shares of common stock of the Company (the Company’s common stock being referred to herein as the “Shares”) and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Shares as merger consideration, (ii) impede or delay consummation of the business combination, (iii) require any party to seek approval of Treasury or a revised Treasury Letter or (iv) delay or jeopardize receipt of any required approvals of Governmental Entities. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

DELIVERY OF MERGER CONSIDERATION

Section 2.1    Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)              Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive only $1.65 in cash without interest, subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (each, a “Certificate”) or Shares held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(a), the Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest, subject to deduction for any required withholding Tax.

(b)              Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub (other than (i) Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent or Merger Sub and (ii) Shares held, directly or indirectly, by Parent, Merger Sub or their respective Affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)              Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)               If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2    Company Stock Options and Company Restricted Shares.

(a)              At the Effective Time, each option to purchase Shares (each, a “Company Stock Option”) granted under the PremierWest Bancorp 2002 Stock Incentive Plan, as amended, or the PremierWest Bancorp 2011 Stock Incentive Plan and related award agreements (collectively, the “Company Stock Plans”), whether vested or unvested as of the Effective Time, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement and pursuant to Section 10.2 of each of the Company Stock Plans, terminate in its entirety at the Effective Time, and the holder of each Company Stock Option shall not be entitled to any consideration in connection with such termination of such Company Stock Option.

(b)              At the Effective Time, each restricted Share then outstanding and granted pursuant to any Company Stock Plans (each such Share, a “Company Restricted Share”) shall, to the extent vested in full at the Effective Time in accordance with the terms of such Company Restricted Share, be treated in the same manner as all other Shares under this Agreement (including receiving the Merger Consideration pursuant to the Paying Agent process contemplated by Section 2.3 below, subject to deduction for any required withholding Taxes). All unvested Company Restricted Shares (if any) shall terminate as of the Effective Time without payment of any consideration in respect thereof.

(c)              Copies of the Company Stock Plans (and all relevant agreements related thereto) governing all Company Restricted Shares and Company Stock Options and the vesting thereof have been made available to Parent. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.2 to occur, including but not limited to obtaining all necessary consents and delivering all required notices. The Company and Parent will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Restricted Shares or Company Stock Options in connection with any notice or consent required under this Section 2.2. The Company shall take all necessary actions required to terminate the Company Stock Plans effective as of the Effective Time.

Section 2.3    Exchange and Payment.

(a)              On or prior to the Closing Date, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares, cash in an amount equal to the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in Section 2.3(f) with respect to interest and other income and Section 2.3(g).

(b)              Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) or transfer of Book-Entry Shares to the Paying Agent and contain such other provisions as Parent or the Paying Agent may reasonably specify and that are reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares pursuant to such letter of transmittal in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in the amount of the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)              If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)              Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(e)              All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f)              The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks (that are not subject to a cease-and-desist or other similar order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any capital directive by, or have adopted any board resolutions at the request of, any Governmental Entity) with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)              Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by the Certificates or Book-Entry Shares, held by such holders without interest.

(h)              None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)              If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) of this Agreement.

Section 2.4    Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, or Company Restricted Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law (as defined below). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization, Standing and Power.

(a)              Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (F) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of any such change or event are materially disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b)              The Company has previously made available to Parent true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the Bank’s articles of incorporation (the “Bank Charter”) and bylaws (the “Bank Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Bank is not in violation of any provision of the Bank Charter or Bank Bylaws.

(c)              The deposit accounts of the Company and its Subsidiaries are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by the Company or its Subsidiaries. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Company’s knowledge, threatened.

Section 3.2    Capital Stock.

(a)              The authorized capital stock of the Company consists of 150,000,000 Shares and 1,000,000 shares of preferred stock. As of the date hereof, (i) 10,034,741 Shares were issued and outstanding, (ii) 41,400 shares of TARP Preferred Stock were issued and outstanding, (iii) 564,257 Shares were reserved for issuance pursuant to Company Stock Plans (of which 750 Shares were Company Restricted Shares and 63,507 Shares were subject to outstanding Company Stock Options) and (iv) 109,039 Shares were reserved for issuance pursuant to the TARP Warrant. All the outstanding shares of capital stock of the Company are, and all Shares reserved for issuance pursuant to Company Stock Plans and the TARP Warrant will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the date hereof resulting from the exercise of the TARP Warrant or the Company Stock Options and the vesting of Company Restricted Shares described in Section 3.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b)              Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Stock Options, Company Restricted Shares or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, as applicable, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Awards immediately prior to, or otherwise intentionally coordinate the grant of Company Stock Awards with, the release of material information regarding the Company or its Subsidiaries.

Section 3.3    Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its respective jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is directly or indirectly wholly owned by the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4    Authority.

(a)              The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Shareholder Approval”), assuming for this purpose the consummation of the TARP Purchase and cancellation of the TARP Preferred Stock immediately prior to the Effective Time. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)              The Company Board, at a meeting duly called and held at which a quorum was present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)              Assuming the consummation of the TARP Purchase and cancellation of the TARP Preferred Stock immediately prior to the Effective Time, the Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5    No Conflict; Consents and Approvals.

(a)              The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)              No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as are required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, including the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, (ii) the filing of the Articles of Merger with the Oregon Secretary of State as required by the OBCA and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 3.5(b) of the Company Disclosure Letter. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in this Section 3.5(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.2(b).

Section 3.6    Financial Statements.

(a)              Each of the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (as defined below) filed with or furnished to the SEC (including the related notes, where applicable), including the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2012 (the “Balance Sheet”), (i) has been, or will be, prepared based on the books and records of the Company and its Subsidiaries, except as indicated in the notes thereto, (ii) has been, or will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as indicated in the notes thereto, (iii) complied, or will comply, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Company’s independent auditor has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)              Since January 1, 2009, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company has no knowledge of any reason that its outside auditors and its Chief Executive Officer and Chief Financial Officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.7    No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (c) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.8    Certain Information.  The Proxy Statement will not, at the time it is first mailed to the Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9    Absence of Certain Changes or Events.  Since the date of the Balance Sheet: (a) the Company and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10    Litigation.  There is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since January 1, 2009 (i) there have been no subpoenas, written demands, or document requests received by the Company or any Affiliate of the Company from any Governmental Entity, except such as are received by the Company or any Affiliate of the Company in the ordinary course of business or as are not, individually or in the aggregate, material to the Company taken as a whole, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 3.11    Compliance with Laws.

(a)              The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All such Permits are in full force and effect. The Company and its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and the Company does not know of, and it and its Subsidiaries have not received since January 1, 2009, written notice of, any material defaults or material violations of any applicable Law.

(b)              The Company and its Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciaries, including accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable Law. Neither the Company and any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)              The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of the Company, since the last regulatory examination of the Bank with respect to Community Reinvestment Act compliance, the Bank has not received any complaints as to Community Reinvestment Act compliance.

Section 3.12    Reports.  Since January 1, 2009, each of the Company and its Subsidiaries has filed all materials reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the State of Oregon’s Department of Consumer and Business Services acting though the Administrator of the Division of Finance and Corporate Securities (the “Oregon DFCS”), the SEC, the NASDAQ Capital Market (“NASDAQ”), any state consumer finance or mortgage banking regulatory authority or any other Governmental Entity (the foregoing, collectively, the “Company Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Company Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading.

Section 3.13    Benefit Plans.

(a)              Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof, including any amendments, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)               With respect to the Company Plans:

(1)              each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(2)              each Company Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, (B) the trust maintained thereunder has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the Company’s knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualified status of such Company Plan;

(3)              there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist and are known to the Company that could reasonably be expect to give rise to any such Actions;

(4)              no Company Plan is or, within the preceding seven years, has been subject to Title IV of ERISA or subject to Section 412 of the Code and no Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code, maintains, contributes to, or sponsors (or has in the past seven years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or a Title IV Plan;

(5)              no Company Plan is or has been a “multiemployer plan” (within the meaning of ERISA Section 3(37));

(6)              the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation. No Company Plan provides welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or termination of service, other than as set forth in Section 3.13(a) of the Company Disclosure Letter and coverage mandated solely by applicable Law;

(7)              none of the Company Plans provides for payment of an amount or provision of a benefit, the increase of a payment or benefit, the payment of a contingent amount or provision of a contingent benefit, or the acceleration of the payment, funding or vesting of an amount or benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby whether alone or together with any other event; and

(8)               no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(c)              Each Company Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(d)              Neither the Company nor any Subsidiary has a contract, plan or commitment to create any additional Company Plan, or any plan, agreement or arrangement that would be a Company Plan if adopted, or to modify any existing Company Plan, except as required by applicable Law. Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or any Subsidiary or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any Company Plan.

(e)              The Company is in material compliance with any compensation-related requirements, limitations or restrictions imposed by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, or the Interim Final Rule promulgated pursuant thereto.

Section 3.14    Labor Matters.  The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2009, there has not been, and there is not any pending or, to the knowledge of the Company, threatened in writing, labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees. No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code Section 1400 et seq., and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 3.15    Taxes.

(a)    The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) has properly completed and timely filed (or had timely filed on its behalf) all Tax Returns (as defined below) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or will timely pay) all Taxes required to be paid by it prior to the Closing Date or, in the case of Taxes not yet due and payable, has established in the Balance Sheet an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes, (iii) has incurred, since the date of the Balance Sheet, any liability for Taxes other than in the ordinary course of business, and (iv) has no liability for Taxes in excess of the amount of accruals or reserves so established in the Balance Sheet. All federal and state Tax receivables are valid and collectable.

(b)              Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority (as defined below) regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or any of its Subsidiaries, or (ii) have been raised by any Tax Authority and not yet finally resolved.

(c)              No Liens relating to Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)              No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority that has not been finally resolved with all amounts due either paid or accrued as a liability in the Balance Sheet to the extent required by GAAP. No federal, state, local or foreign audit, examination, contest, administrative or judicial tax proceeding is presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and no such audit, examination, contest, administrative or judicial tax proceeding has been threatened in writing.

(e)              There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f)               Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(g)              Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement other than any such agreement solely between the Company and its Subsidiaries.

(h)              No claim has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.

(i)              The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)              Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)              Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(l)              Neither the Company nor any of its Subsidiaries has agreed or is required to include any item of income, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or open transaction on or prior to the Closing Date, any accounting method change, agreement with any Tax Authority, any prepaid amount received on or prior to the Closing, any intercompany transaction or excess loss account or any corresponding or similar provision of state, local or non-U.S. law, any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Tax Law).

(m)              Neither the Company nor any of its Subsidiaries has (i) engaged in any transaction that gives rise to (or could give rise to) a disclosure obligation as a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Regulations or similar provision of state, local or foreign Tax Law or (ii) participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(n)              Except as set forth in Section 3.15(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has experienced an “ownership change” as defined in Section 382(g) of the Code.

(o)              As used in this Agreement:

(1)              “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the Treasury with respect to the Code or other United States federal Tax statutes.

(2)              “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (iii) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (i) and (ii).

(3)              “Tax Authority” means any Governmental Entity charged with the administration of any Tax Law.

(4)              “Tax Law” means any applicable Law relating to Taxes.

(5)              “Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

Section 3.16    Contracts.

(a)              Section 3.16 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(1)              any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, or disclosed by the Company on a Current Report on Form 8-K;

(2)              any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to the Company’s knowledge, upon consummation of the Merger will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(3)              any Contract that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis;

(4)              any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(5)              any Contract that limits the payment of dividends by the Company or any of its Subsidiaries;

(6)              any material Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(7)              any Contract relating to Indebtedness (other than deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business);

(8)              any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $60,000 over the remaining term of such Contract (other than Contracts relating to purchases and sales of investment securities or Loans, deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business);

(9)              any Contract that provides for (i) potential indemnification payments by the Company or any of its Subsidiaries to any present or former director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries or (ii) the potential obligation of the Company or any of its Subsidiaries to repurchase loans or leases;

(10)              any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board;

(11)              any Contract that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $60,000 per annum (other than any such contracts which are terminable by the Company or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(12)              any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(13)              any Contract not of the type described in clauses (1) through (12) above and which involved the payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2012 of more than $60,000 (other than Contracts relating to purchases and sales of investment securities or Loans, deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business).

Each contract of the type described in clauses (1) through (13) is referred to herein as a “Material Contract.”

(b)              (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17    Loan Portfolio.

(a)              Except as set forth in Section 3.17(a)(i) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing. Section 3.17(a)(ii) of the Company Disclosure Letter sets forth (x) all of the Loans of the Company or its Subsidiaries that as of the date hereof were classified by the Company or any of its Subsidiaries or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of the date hereof and the identity of the borrower thereunder, and (y) each asset of the Company and its Subsidiaries that as of the date hereof was classified as “Other Real Estate Owned” and the book value thereof.

(b)              Each Loan of the Company and any of the Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the extent secured or purported to be secured, the collateral securing each Loan of the Company and any of the Subsidiaries is free and clear of all Liens (other than Permitted Liens or Liens related to the Loans).

(c)              Except as set forth in Section 3.17(c) of the Company Disclosure Letter, none of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(d)              The Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company satisfied, (A) the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors provided to the Company by such investors), (B) all applicable requirements of federal, state and local Laws, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(e)              Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors provided to the Company by such investors) and with all applicable requirements of federal, state and local Laws.

(f)              The aggregate book value of the Company’s and its Subsidiaries’ non-performing assets as of the date hereof is set forth in Section 3.17(f) of the Company Disclosure Letter.

(g)              The Company’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with the Company’s (or the Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements (as defined below) and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(h)              For purposes of this Section 3.17:

(1)              “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(2)              “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(3)              “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.18    Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and its Subsidiaries reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company and its Subsidiaries (and any applicable lessor to the Company or its Subsidiaries pursuant to the requirements of a lease) are the sole beneficiaries of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.19    Properties.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

Section 3.20    Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there are no claims pending or, to the knowledge of the Company, threatened in writing by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of a infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.21    State Takeover Statutes.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “other constituencies” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby under Oregon or federal Law.

Section 3.22    No Rights Plan.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23    Affiliate Transactions. Except as set forth in Section 3.23 of the Company Disclosure Letter, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last three years.

Section 3.24    Brokers.  No broker, investment banker, financial advisor or other Person, other than as set forth in Section 3.24 of the Company Disclosure Letter, the engagement letters (and related documentation) of which have been provided to Parent and the fees and expenses of which are detailed in Section 3.24 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25    Opinion of Financial Advisor.  D.A. Davidson & Co. has delivered to the Company Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion has been delivered to Parent, it being agreed that Parent and its Affiliates have no right to rely on such opinion.

Section 3.26    Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to any Environmental Law and, to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Company’s knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company) under circumstances which could reasonably be expected to result in liability to or claims against the Company relating to any Environmental Law; and (e) to the Company’s knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

Section 3.27    Derivatives.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s and its Subsidiaries own accounts, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 3.28    Agreements with Regulatory Agencies.  Except as set forth in Section 3.28 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2009, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”). Except as set forth in Section 3.28 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement. To the Company’s knowledge, no other Regulatory Agreement is pending or threatened.

Section 3.29    Premier Finance Company.  The closing of the offices of Premier Finance Company and the dissolution of Premier Finance Company and its relinquishment of the finance company licenses registered in the States of Oregon and California have been completed as of the date hereof, and the Company and its Subsidiaries shall not be subject to any material liabilities or obligations in connection with Premier Finance Company or its operations prior to the date hereof or its dissolution.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1    Organization, Standing and Power.  Each of Parent and Merger Sub (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2    Authority.  Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3    No Conflict; Consents and Approvals.

(a)              The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)              No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Articles of Merger with the Oregon Secretary of State as required by the OBCA, (iii) the receipt of such approvals and consents as are required under applicable banking Laws, including from the Federal Reserve, the FDIC, the State of Washington Department of Financial Institutions (the “Washington DFI”) and the Oregon DFCS and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in this Section 4.3(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.2(b).

Section 4.4    Certain Information.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company or any of its Subsidiaries specifically for inclusion or incorporation by reference therein.

Section 4.5    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6    Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.7    Financing.  Parent has or will have access to sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.8    Legal Proceedings.  Except for any litigation, claim or other proceeding that may arise following the date hereof in connection with this Agreement or the transactions contemplated hereby, no litigation, claim or other proceeding before any court or governmental agency is pending and has been served against Parent, Merger Sub or any of their subsidiaries and, to the knowledge of Parent or Merger Sub, no such litigation, claim or other proceeding has been threatened in writing, which, if adversely determined, would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement. Except for any litigation, claim or other proceeding that may arise following the date hereof in connection with this Agreement or the transactions contemplated hereby, neither Parent, Merger Sub nor any of their subsidiaries is a party to any material writ, order, judgment, award, injunction or decree which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement.

Section 4.9    Compliance with Laws.  Neither Parent, Merger Sub or any of their subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and bank holding companies) and has received no written communication from a banking regulator or supervisor requesting that it enter into any of the foregoing, in each case, which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement.

Section 4.10    Non-Reliance.  Parent and Merger Sub each acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Company or any Person acting on the Company’s behalf), other than those expressly set forth in this Agreement and the Company Disclosure Letter.

Section 4.11    No Other Representations or Warranties.  None of Parent, Merger Sub or any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Parent or Merger Sub, except as expressly set forth in this Agreement, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(a)              (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)              issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof, the vesting of Company Restricted Shares outstanding on the date hereof or the exercise of the TARP Warrant, each in accordance with their terms as in effect on the date hereof);

(c)              amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d)              directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(e)              directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except in the ordinary course of business consistent with past practice or as set forth on Section 5.1(e) of the Company Disclosure Letter;

(f)              adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)              except for deposits, repurchase agreements, federal funds borrowings and borrowings from the Federal Home Loan Bank of Seattle or otherwise in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness;

(h)              incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $50,000;

(i)              (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against on the Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) waive, release, grant or transfer any right of material value to the Company or its Subsidiaries, other than in connection with loan restructures or workouts in the ordinary course of business consistent with past practice;

(j)              (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract and which is not terminable at will or with 30 calendar days’ or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of business consistent with past practice;

(k)              commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $200,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l)              change its financial accounting methods, principles or practices, except insofar as is required by a change in GAAP, regulatory accounting principles or applicable Law, or revalue any of its material assets;

(m)              make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment, or change any annual Tax accounting period or method of Tax accounting;

(n)              change its fiscal or Tax year;

(o)              (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; except (x) for increases in base salary compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3% in the aggregate or 5% for any individual employee, without the prior consent of Parent, (y) for other changes that are required by applicable law or (z) to satisfy contractual or other obligations existing as of the date hereof and set forth in Section 5.1(o) of the Company Disclosure Letter;

(p)              fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(q)              waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(r)              enter into any new line of business outside of its existing business;

(s)              enter into any new lease of real property or amend the terms of any existing lease of real property;

(t)              change, in any material respect, the credit or other material policies of the Company or any of its Subsidiaries except as required by applicable Law or at the direction of any Governmental Entity;

(u)              take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(v)              authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2    No Solicitation.  (a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries to, and use its best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request and confirm the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2(a), (3) the Company Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the Company Board determines in good faith (after consulting with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined below); provided that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any negotiations, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement.

(b)              Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its shareholders without recommendation (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2 (except to a de minimis extent), (3) the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (4) the Company Board determines in good faith (after consulting with outside counsel) that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, the Company Board may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, however, that the Company may not submit this Agreement to its shareholders without recommendation unless (x) the Company promptly notifies Parent in writing at least three Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period) and (y) prior to the expiration of such three Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3, that such action is no longer required by its fiduciary duties to the shareholders of the Company under applicable Law. During the three Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c)              In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and material details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)              The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(e)              The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(f)              Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted to comply with Rule 14d–9 and Rule 14e–2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(g)              For purposes of this Agreement:

(1)              “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

(2)              “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that (A) the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, (x) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions), and (y) is reasonably likely of being completed on the terms proposed on a timely basis, (B) is not subject to any due diligence investigation, financial or other contingency, other than the receipt of the approvals of Governmental Entities and the Company’s shareholders and other contingencies substantially similar to those contained in this Agreement, including not being subject to any financing contingency or condition, and (C) the terms of which contemplate a treatment of the TARP Securities that has been presented to and accepted by Treasury in writing, except in circumstances where the TARP Securities will remain outstanding or where Treasury acceptance of the terms is not otherwise required; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” shall be deemed to be references to “50%.”

Section 5.3    Preparation of Proxy Statement; Company Shareholders Meeting.

(a)              As promptly as practicable after the date of this Agreement (and in any event within twenty days after the date hereof), the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the foregoing, Parent shall, and shall cause its Affiliates to, provide such information as may be reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(b)              As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call and give notice of a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Shareholder Approval, and the Company shall convene and hold the Company Shareholders Meeting as promptly as practicable after the date of this Agreement. Unless the Company Board submits this Agreement to its shareholders without recommendation pursuant to Section 5.2(b), the Company, through the Company Board, shall recommend to its shareholders that they adopt this Agreement and the transactions contemplated hereby, and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) to convene and hold the Company Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. In any case in which the Company Board submits this Agreement to its shareholders without recommendation pursuant to Section 5.2(b) or anything else to the contrary in this Agreement (x) the Company shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement shall be identical in form and content to the Proxy Statement that would have been prepared by the Company had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement (i) stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law, and (ii) otherwise required by Law. The Company agrees that, prior to the termination of this Agreement in accordance with its terms, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

Section 5.4    Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. All such information shall be held confidential in accordance with the terms of the letter agreement between the Company and SKBHC Holdings LLC dated as of May 14, 2012 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5    Reasonable Best Efforts; Regulatory Applications.

(a)              Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement.

(b)              Subject to applicable Law and the guidance of any Governmental Entity, each of Parent and the Company shall (i) keep the other party apprised of the status of matters that may have a material effect on timely completion of the transactions contemplated hereby; (ii) to the extent practicable, provide the other party an opportunity to review in advance any material written communication provided to any Governmental Entity in connection with the transactions contemplated hereby, which communication may be redacted to address reasonable privilege or confidentiality concerns; and (iii) promptly furnish the other party with copies of written communications received from any Governmental Entity that may have a material impact on timely completion of the transactions contemplated hereby, which communications may be redacted to address reasonable privilege or confidentiality concerns.

(c)              Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and their Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b).

Section 5.6    Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is, becomes, or is reasonably likely to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7    Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8    Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld.

Section 5.9    Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than ten (10) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and statements of shareholders’ equity) of the Company (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company.

Section 5.10    Shareholder Litigation.  The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, except where the amount of the settlement would not cause the Company’s consolidated common stockholders’ equity less any goodwill or other intangibles to be less than thirty million U.S. dollars ($30,000,000) and in any case does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, the Company.

Section 5.11    Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares (if any) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12    Restructuring Efforts.  If the Company shall have failed to obtain the required vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders) and/or to resubmit the transaction to the Company’s shareholders for approval.

Section 5.13    Maintenance of Insurance.  The Company and its Subsidiaries shall use commercially reasonable efforts to maintain insurance (including directors’ and officers’ liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Company and its Subsidiaries as of the date of this Agreement. The Company will promptly inform Parent if the Company or its Subsidiaries receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

Section 5.14    Director and Officer Insurance.  For a period of six years following the Effective Time, Parent will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company and its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such directors and officers as that coverage currently provided by the Company; provided that in no event shall Parent be required to make more than a single, one-time payment exceeding 200% of the current annual premiums paid as of the date hereof by the Company for any such insurance (the “Premium Cap”); provided, further, that if any such one-time payment would exceed the Premium Cap, then Parent will cause to be maintained policies of insurance which provide the maximum coverage available at a one-time payment equal to the Premium Cap.

Section 5.15    Indemnification by Parent.  Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (determined as of the Effective Time), and their heirs, estate, executors and administrators (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring prior to the Effective Time which were committed by such directors or officers in their capacity as such (including the transactions contemplated by this Agreement) to the same extent that the applicable Indemnified Party would be indemnified, defended and held harmless under the Company Charter or Company Bylaws, each as in effect on the date hereof as if the claim arose on the date hereof. For the avoidance of doubt, Parent shall not have any indemnification obligations pursuant to this Section 5.15 or otherwise unless the applicable Indemnified Party acted in good faith, the Indemnified Party reasonably believed that his or her conduct was in the best interests of the Company, or at least was not opposed to the Company’s best interests, and, in the case of a criminal proceeding, the Indemnified Party did not have reasonable cause to believe his or her conduct was unlawful. Each Indemnified Party is intended to be a third-party beneficiary of this Section 5.15 and the provisions of this Section 5.15 shall be enforceable by each Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its assets to any other entity, then and in each case, Parent shall cause the successors and assigns of Parent to assume the obligations set forth in this Section 5.15.

Section 5.16    Employee Matters.

(a)              For a period of one year following the Effective Time, Parent shall cause to be provided to each employee of the Company and its Subsidiaries who is employed at the Effective Time and who remains employed with the Surviving Corporation or any Subsidiary of Parent (“Company Employees”), for so long as the Company Employee remains so employed, compensation and employee benefits that are no less favorable in the aggregate to the compensation and benefits provided to similarly situated employees of AmericanWest Bank; provided, however, that Company Employees eligible to participate in the Company’s Group Benefit Plans immediately prior to the Effective Time shall remain on the Company’s Group Benefit

Plans through December 31, 2013, and Parent shall or shall cause its Subsidiaries to continue to fund such Group Benefit Plans at levels no less favorable than the level of funding provided immediately prior to the Effective Time. “Group Benefit Plans” for purposes of this Section 5.16(a) shall mean the Company’s Regence Innova Medical Plan, Regence HAS Health Plan 2.0, Kaiser Permanente Medical Plan, LifeMap Voluntary Vision and Dental Plans and Willamette Voluntary Dental Plan. Upon the Effective Time, Company Employees will become eligible for participation in the severance plan applicable to employees of AmericanWest Bank and in connection therewith will receive full credit for prior service accrued with the Company and its Subsidiaries (as well as service with any predecessor employer of Company and its Subsidiaries to the extent recognized by the Company) and service following the Effective Time, for purposes of determining the amount of severance benefits under such severance plan of AmericanWest Bank. Parent will consider providing retention awards to Company Employees payable in amounts and at times determined by Parent.

(b)              Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for such Company Employees’ service (as well as service with any predecessor employer of Company and its Subsidiaries to the extent recognized by the Company) with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits, but not for purposes of benefit accruals (except for vacation, paid time off/sick leave and severance, if applicable), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent or the Surviving Corporation or their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. In the event that the 401(k) plan of the Company (the “Company 401(k) Plan”) terminates prior to the Effective Time, at the Effective Time, each Company Employee will be immediately eligible to participate in the Parent or AmericanWest Bank plan that is intended to be qualified under Section 401(k) of the Code (“Parent 401(k) Plan”). Parent shall take all steps reasonably necessary to permit each Company Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including any rollovers of any outstanding loans from the Company 401(k) Plan, to roll over such eligible rollover distributions as part of any lump sum distribution to the extent permitted by the Company 401(k) Plan into an account under the Parent 401(k) Plan.

(c)              Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts, to the extent permitted under employee benefit plans of Parent or any of its Subsidiaries, to (i) waive any preexisting condition limitations or exclusions otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums not exceeding $3,000 incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Effective Time.

(d)              No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Parent, the Surviving Corporation, the Company, or any respective Subsidiary or preclude the ability of Parent, the Surviving Corporation, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) except for Group Benefit Plans through December 31, 2013 as contemplated in Section 5.16(a), require Parent, the Surviving

Corporation, the Company, or any respective Subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Parent, the Surviving Corporation, the Company or any respective Subsidiary.

Section 5.17    Indenture Obligations.

(a)              The parties shall take all actions necessary for the Surviving Corporation to assume, at the Effective Time, the obligations of the Company under the Indentures (as defined below), including the execution and delivery by the Surviving Corporation of supplemental indentures, and the delivery by counsel to the Company of opinions of counsel, in each case in form and substance as are reasonably required under the Indentures and related documents upon a merger of the Company.

(b)              Prior to the Effective Time, the Company shall cooperate with Parent with respect to the redemption of the debt and trust preferred securities referred to in the Indentures promptly upon or following the Effective Time, including by delivering, at the reasonable request of Parent, prior to the Effective Time, such notices of redemption as may be required under the Indentures and related documents (which notices of redemption shall be contingent upon the consummation of the Merger) with respect to redemptions scheduled to occur upon or following the Effective Time; provided that in no event shall the Company be obligated to redeem any of the debt and trust preferred securities referred to in the Indentures prior to the Effective Time.

(c)              “Indentures” means, collectively, (i) the Indenture, dated as of December 30, 2004, by and between the Company and Wilmington Trust Company, as trustee, relating to the Junior Subordinated Debt Securities due December 30, 2034 (PremierWest Statutory Trust I), (ii) the Indenture, dated as of December 30, 2004, by and between the Company and JPMorgan Chase Bank, N.A., as trustee, relating to the Junior Subordinated Debt Securities due March 15, 2035 (PremierWest Statutory Trust II), and (iii) the Indenture, dated as of December 30, 2004, by and between the Company (successor to Stockmans Financial Group) and JPMorgan Chase Bank, N.A., as trustee, relating to the Junior Subordinated Debt Securities due September 15, 2035 (Stockmans Financial Trust I).

Section 5.18    Bank Merger.  The Company shall take, and shall cause the Bank to take, all actions necessary for the Bank to consummate the Bank Merger immediately following the Effective Time, including entering into an agreement and plan of merger to be effective immediately following the Effective Time in a form reasonably acceptable to Parent (the “Bank Plan of Merger”) and executing such other documents and certificates as may be reasonably requested by Parent in connection with the Bank Merger. In order to obtain the necessary state and federal regulatory approvals and consents for the Bank Merger, the Company shall, prior to the filing of applications for such regulatory approvals and consents, (i) cause the Bank to approve the Bank Plan of Merger, (ii) as the sole shareholder of the Bank, approve the Bank Plan of Merger and (iii) cause the Bank Plan of Merger to be duly executed by the Bank and delivered to Parent.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)              Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b)              Regulatory Approvals.  (i) All regulatory approvals, consents and non-objections from the Federal Reserve, the FDIC, the Washington DFI and the Oregon DFCS and (ii) any

other regulatory approvals, notices and filings set forth in Section 3.5 and Section 4.3 the failure of which to obtain or make would have or be reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)              No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 6.2    Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)              Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material Adverse Effect on the Company (other than the representations and warranties set forth in (i) Section 3.2(a) which shall be true and correct except to a de minimis extent and (ii) Sections 3.1(a) (first sentence), 3.2(b), 3.4, 3.5(a)(i), 3.8, 3.21, 3.22, 3.24 and 3.25 which shall be true and correct in all material respects); provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) included in any such representation or warranty shall be disregarded.

(b)              Regulatory Conditions.  No Governmental Entity shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which imposes any restriction, condition, requirement or limitation which Parent determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on Parent, the Surviving Corporation or their respective Affiliates or that would reduce the economic benefits of the transactions contemplated by this Agreement to Parent or their respective Affiliates to such a degree that Parent would not have entered into this Agreement had such restriction, condition, requirement or limitation been known to Parent on the date of this Agreement (including any requirement to raise or obtain capital in excess of the amount necessary to remain well capitalized under generally applicable regulatory capital guidelines).

(c)              Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d)              Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(c), 6.2(e) and 6.2(j)

(e)              Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, event, change, occurrence, condition, development, circumstance or effect that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f)              Litigation.  There shall not be pending any Action by any Governmental Entity or other Person as a result of, arising out of or relating to the Merger or any of the other transactions contemplated by this Agreement, except for any Action that has not had or would not reasonably be expected to result in a Material Adverse Effect on the Company.

(g)              Withholding Certificate.  The Company shall have delivered to Parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

(h)              TARP Securities.  Upon receipt by Treasury of the payment contemplated by the Treasury Letter from Parent, the TARP Purchase shall have been consummated on the terms and subject to the conditions set forth in the Treasury Letter and the TARP Securities shall have been cancelled in their entirety or Treasury shall have otherwise authorized cancellation of the TARP Securities.

(i)              No Dissenters’ Rights.  The Shares shall remain listed on NASDAQ on the record date with respect to the Company Shareholders Meeting and no other event shall have occurred that would provide holders of Shares with the right to dissent from the Merger under the OBCA.

(j)              Minimum TCE / ALLL.  The Company’s consolidated common stockholders’ equity less any goodwill or other intangibles as of the Effective Time shall be equal to an amount not less than thirty million U.S. dollars ($30,000,000), and the Bank’s allowance for loan and lease losses as of the Effective Time shall be equal to an amount not less than sixteen million U.S. dollars ($16,000,000).

Section 6.3    Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)              Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent or Merger Sub shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent and Merger Sub would prevent or hinder the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) included in any such representation or warranty shall be disregarded.

(b)              Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d)              Merger Consideration.  The Company shall have received evidence that the Payment Fund has been delivered to the Paying Agent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)              by mutual written consent of Parent and the Company;

(b)              by either Parent or the Company:

(i)              if the Merger shall not have been consummated on or before the date that is seven months after the date hereof (the “Outside Date”); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date;

(ii)              if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)              if the Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)              by Parent:

(i)              if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub are then in material breach of any of its representation, warranties, covenants or agreements set forth in this Agreement; or

(ii)              if (A) the Company submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 5.2(b), (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal, (C) the Company shall have breached any of its obligations under Section 5.2 or 5.3(b) or (D) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions; or

(iii)              if Parent or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Requisite Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b); or

(d)              by the Company:

(i)              if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)              prior to, but not after, receipt of the Shareholder Approval, if (A) the Company is not in breach of Section 5.2 (expect to a de minimis extent) or in material breach of any other provision of this Agreement, (B) the Company Board determines in good faith (after consulting with outside counsel and independent financial advisors) that an unsolicited Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board determines in good faith (after consulting with outside counsel) that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and (D) concurrently with termination hereunder, the Company enters into the binding definitive agreement with respect to such Superior Proposal attached to the Company’s notice referred to in clause (1) below; provided, however, that no such termination shall be made or effective unless (1) prior to such termination, the Company shall notify Parent in writing that it intends to enter into a binding definitive agreement with respect to such Superior Proposal attaching the final version of such binding definitive agreement and any other relevant transaction documents to such notice; (2) Parent does not make, within three Business Days of receipt of the Company’s notice referred to in clause (1) above, a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3(b), that such termination is no longer required by its fiduciary duties to the shareholders of the Company under applicable Law; (3) the Company does not enter into the binding definitive agreement attached to the notice referred to in clause (1) above until at least the fourth Business Day after it has provided the notice to Parent required in clause (1) above, and (4) during such three Business Day period, the Company shall have negotiated in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to the notice referred to in clause (1) above; provided, further, however, that prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 7.3(b)(iv).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2    Effect of Termination.  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and Section 4.5 (Brokers), Section 5.8 (Public Announcements), this Section 7.2 (Effect of

Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3    Fees and Expenses.

(a)              Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)              In the event that:

(i)              (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (or any committee thereof), (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and (C) within twelve months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)              this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii);

(iii)              this Agreement is terminated by the Company pursuant to Section 7.1(d)(i); or

(iv)              this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in the event of Section 7.3(b)(i) or Section 7.3(b)(ii) above, the Company shall pay to Parent a termination fee of one million U.S. dollars ($1,000,000), in the event of Section 7.3(b)(iii) above, Parent shall pay to the Company a termination fee of one million U.S. dollars ($1,000,000), and, in the event of Section 7.3(b)(iv) above, the Company shall pay to Parent a termination fee of two million five hundred thousand U.S. dollars ($2,500,000) (any such fee, a “Termination Fee”); it being understood that in no event shall either the Company or Parent be required to pay the Termination Fee on more than one occasion.

(c)              Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to the Termination Fee pursuant to Section 7.3(b) above (i) on the earliest of the execution of a definitive agreement with respect to, recommendation or submission to the shareholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(b)(iii), or (iii) prior to or concurrently with termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iv).

(d)              The Company and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement; accordingly, if either the Company or Parent fails promptly to pay any amounts due pursuant to this Section 7.3 (such party, the “Breaching Party”), and, in order to obtain such payment, the party to whom such payment is owed (the “Non-Breaching Party”) commences a suit that results in a judgment against the Breaching Party for the amounts set forth in this Section 7.3, the Breaching Party shall pay to the Non-Breaching Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4    Amendment or Supplement.  This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained; provided, however, that after the Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5    Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Parent, Merger Sub or the Surviving Corporation, to:

Starbuck Bancshares, Inc.

1201 Third Ave., Ste. 1580

Seattle, WA 98101

Attention: Philip A. Donnelly, EVP/General Counsel

Facsimile: (206) 395-2199

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, California 90071

Attention: David C. Eisman

Facsimile: (213) 621-5381

(ii)            if to Company, to:

PremierWest Bancorp

503 Airport Road – Suite 101

Medford, Oregon 97504

Attention: James Ford, President/CEO

Facsimile: (541) 618-6001

with a copy (which shall not constitute notice) to:

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, Oregon 97204-3158

Attention: Andrew H. Ognall

Facsimile: (503) 778-2200

Section 8.3    Certain Definitions.  For purposes of this Agreement:

(a)              “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)              “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Oregon or the State of Washington are authorized or required by applicable Law to be closed;

(c)              “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)              “knowledge” of any party means the actual knowledge, after reasonable inquiry, of any executive officer of such party;

(e)              “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f)              “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4    Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “or” is not exclusive. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5    Entire Agreement.  This Agreement (including the Schedule and Exhibits annexed hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the Treasury Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6    No Third Party Beneficiaries.  Except as expressly set forth in Section 5.15 above, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7    Governing Law. Except to the extent that the OBCA is mandatorily applicable to the Merger, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Washington, without regard to any applicable conflicts of law principles.

Section 8.8    Submission to Jurisdiction.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the U.S. District Court for the Western District of Washington located in Seattle, Washington. Each of the parties hereto submits to the jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

Section 8.9    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the U.S. District Court for the Western District of Washington located in Seattle, Washington, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11    Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12    Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13    Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.15    No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARBUCK BANCSHARES, INC.

By:
Name: Scott A. Kisting Title: President & CEO

PEARL MERGER SUB CORP.

By:
Name: Scott A. Kisting Title: President & CEO

PREMIERWEST BANCORP

By:
Name: James M. Ford Title: President & CEO

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

October 29, 2012

Board of Directors

PremierWest Bancorp

503 Airport Road Suite 101

Medford, OR 97504

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of PremierWest Bancorp (the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders in connection with a merger (the “Transaction”) of the Company with SKBHC Holdings, LLC (“SKBHC”) pursuant to the terms and conditions of a Merger Agreement (the “Agreement”) to be entered into by and between the Company and SKBHC. The Company is a bank holding company that operates primarily through its wholly owned subsidiary, PremierWest Bank (the “Bank”).

Pursuant to the terms of the Agreement, each Share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive only $1.65 in cash without interest, subject to deduction for any required withholding Tax (the “Per Share Merger Consideration”). We further understand that, in connection with the Merger, SKBHC will purchase from the United States Department of the Treasury all of the outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Company and the associated warrant to purchase common stock issued by the Company (together, the “TARP Purchase”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

D.A. Davidson & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we reviewed, among other things:

(i)	a draft of the Agreement dated October 23, 2012;
(ii)	certain financial statements and other historical financial and business information about the Company and SKBHC made available to us from published sources and/or from the internal records of the Company and SKBHC that we deemed relevant;
(iii)	the Bank’s existing Consent Order with the Federal Deposit and Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (the “DFCS”) effective April 6, 2010, the Company’s existing Written Agreement with the Federal Reserve Bank of San Francisco and the DFCS dated June 4, 2010, and other relevant regulatory correspondence. As of the date of this letter, the Bank was not in compliance with the Consent Order;
(iv)	the Company’s indenture agreements in connection with the Junior Subordinated Debt Securities;
(v)	the current market environment generally and the banking environment in particular;

Investment Banking

11150 Santa Monica Blvd., Suite 380 — Los Angeles, CA 90025 — (310) 500-3860 — FAX (310) 500-3861

www.davidsoncompanies.com/ecm/

(vi)	the net present value of the Company with consideration of projected financial results through 2016 based on management guidance;
(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;
(viii)	the market and trading characteristics of public companies and public bank holding companies and savings and loan holding companies in particular; and
(ix)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with the management and other representatives and advisors of the Company and SKBHC concerning the current business operations, regulatory relations, financial condition, results of operations and future prospects of the Company and SKBHC and other matters as we have deemed relevant to our inquiry.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or SKBHC, nor did we make an independent appraisal or analysis on the Company or SKBHC with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or SKBHC. We have further relied on the assurances of management of the Company and SKBHC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or SKBHC nor have we reviewed any individual credit files relating to the Company or SKBHC. We have assumed that the respective allowances for loan losses for both the Company and SKBHC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have assumed that there has been no material change in the Company’s or SKBHC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to us. We have assumed in all respects material to our analysis that the Company and SKBHC will remain as going concerns for all periods relevant to our analysis. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We assume that there were no material changes to the Agreement from the draft Agreement on October 23, 2012. We have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Transaction.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Additionally, we express no view as to, and our opinion does not address, the TARP Purchase to be effected by SKBHC. Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or the Bank, or any class of such persons, relative to the compensation to the public shareholders of the Company in connection with the Transaction. Our opinion is necessarily based upon information available to us

B-2

and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We have acted as the Company’s financial advisor in connection with the Transaction and a substantial portion of our fee is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion.

In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company or SKBHC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Per Share Merger Consideration is fair, from a financial point of view, to the holders of the common stock of the Company. We express no view or opinion as to any other term or other aspect of the Transaction. This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee on October 12, 2012.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation of the Transaction to the Company or its shareholders or as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Transaction. Additionally, we are not expressing any opinion herein as to the prices at which the shares of the Company or SKBHC currently trade or may trade in the future. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the Transaction.

Sincere Regards,

D.A. Davidson & Co.

B-3

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on                      , 2013.

Vote by Internet • Go to www.envisionreports.com/PRWT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3.

+

1.   To approve the Agreement and Plan of Merger, dated October 29, 2012, (the “Merger Agreement”) among PremierWest Bancorp (“PremierWest”), Starbuck Bancshares, Inc. (“Starbuck”), and Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck (“Pearl Merger Sub”), pursuant to which PremierWest will merge with and into Pearl Merger Sub (the “Merger”), with Pearl Merger Sub as the surviving entity

For ☐	Against ☐	Abstain ☐

2.   To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PremierWest’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable

			For ☐	Against ☐	Abstain ☐

3.   To approve the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement

☐	☐	☐	☐	☐	☐

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – PremierWest Bancorp

Notice of Special Meeting of Shareholders

Rogue Valley Country Club

2660 Hillcrest Road, Medford, OR 97504

James M. Ford, Doug Biddle and Tom Anderson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of PremierWest Bancorp to be held on                     , 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxy holders will have authority to vote FOR proposals 1 - 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Special Meeting Admission Ticket

Special Meeting of

PremierWest Bancorp Shareholders

(                    ), 2013 at (00:00 am/pm) Local Time

Rogue Valley Country Club

2660 Hillcrest Road, Medford, OR 97504

Upon arrival, please present this admission ticket

And photo identification at the registration desk